Exhibit 4.1

CREDIT AGREEMENT
Dated as of October 2, 2007
Among
VARISTAR CORPORATION,
THE BANKS,
as defined herein,
BANK OF AMERICA, N.A.,
KEYBANK NATIONAL ASSOCIATION,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
each as Co-Documentation Agents
and
U.S. BANK NATIONAL ASSOCIATION,
as Agent

execution copy
CREDIT AGREEMENT
     THIS CREDIT AGREEMENT, dated as of October 2, 2007, is by and between VARISTAR CORPORATION, a Minnesota corporation (the “Borrower”), the banks or financial institutions listed on the signature pages hereof or which hereafter become parties hereto by means of assignment and assumption as hereinafter described (individually referred to as a “Bank” or collectively as the “Banks”), BANK OF AMERICA, N.A., KEYBANK NATIONAL ASSOCIATION, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent for the Banks (in such capacity, the “Agent”) and as Lead Arranger.
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
     “Adjusted Cash Flow Leverage Ratio” means the ratio, calculated for each period of four consecutive fiscal quarters of the Borrowers, of:
(a) the sum of (i) total consolidated Funded Debt of the Borrower and its Subsidiaries as of the last day of such period, plus (ii) Funded Debt of the Parent that is guarantied by the Borrower or its Subsidiaries unless the Parent is Investment Grade Rated;
to
(b) EBITDA for such period.
     “Advance” means the portion of the outstanding Revolving Loans by the Banks as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a “LIBOR Advance”, “Base Rate Advance” (each, a “type” of Advance).
     “Adverse Event” means the occurrence of any event that could have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower or the Material Subsidiaries to perform their respective obligations under the Loan Documents.
     “Agent” means U.S. Bank National Association, as agent for the Banks hereunder and each successor, as provided in Section 12.8, who shall act as Agent.
     “Agent’s Fee Letter” means the letter agreement, dated as of the date hereof (as hereafter amended from time to time) between the Borrower and the Agent respecting certain fees payable to the Agent for its own account.

     “Agreement” means this Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.
     “Applicable Commitment Fee Rate; Applicable Margin” means the percentages set forth below, determined based on the applicable Level:

	Applicable Margin		Applicable
	LIBOR	Base Rate	Commitment
Level:	Advances	Advances	Fee Rate
Level I:	0.750%	0.0%	0.150%

Level II:	1.000%	0.0%	0.200%

Level III:	1.250%	0.0%	0.225%

Level IV:	1.500%	0.0%	0.250%

Level V:	1.750%	0.250%	0.275%
The Applicable Commitment Fee Rate and Applicable Margin shall be those shown for Level III as of the date of this Agreement. The Applicable Commitment Fee Rate and Applicable Margin shall be adjusted ten (10) Business Days after receipt of the Compliance Certificate and quarterly financial statements of the Borrower, commencing with the Compliance Certificate and quarterly financial statement for the quarter ending December 31, 2007, based on calculation of the Adjusted Cash Flow Leverage Ratio in such Compliance Certificate, and shall remain in effect until the next-following Compliance Certificate and quarterly financial statements so delivered to the Agent. In the event that the Borrower has not submitted quarterly financial statements or a Compliance Certificate as required by Sections 8.1(b) and (c), from the date such quarterly financial statements and Compliance Certificate are required until they are delivered, the Applicable Commitment Fee Rate and the Applicable Margin shall be the highest percentage specified above until such time as a Compliance Certificate and such financial statements are delivered, after which time the Applicable Commitment Fee Rate and the Applicable Margin for each type of Loan shall be readjusted to the rate applicable to the Adjusted Cash Flow Leverage Ratio calculated on such Compliance Certificate. For purposes of the foregoing, the Levels shall be defined and determined as follows:
Level I shall apply if the Adjusted Cash Flow Leverage Ratio is less than or equal to 1.00 to 1.00.
Level II shall apply if the Adjusted Cash Flow Leverage Ratio is greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00.

Level III shall apply if the Adjusted Cash Flow Leverage Ratio is greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00.
Level IV shall apply if the Adjusted Cash Flow Leverage Ratio is greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00.
     Level V shall apply if the Adjusted Cash Flow Leverage Ratio is greater than 2.50 to 1.0.
     “Base Rate” means, for any day, a fluctuating rate per annum as determined by the Agent to equal to the greater of (i) the Prime Rate in effect on such day, or (ii) a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus 0.50% per annum. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason (including, without limitation, the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof), the Base Rate shall be a fluctuating rate per annum equal to the Prime Rate in effect from time to time per annum until the circumstances giving rise to such inability no longer exist.
     “Base Rate Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.
     “Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and New York, New York and, with respect to LIBOR Advances, a day on which dealings in Dollars may be carried on by the Agent in the interbank LIBOR market.
     “Capital Expenditure” means any amount debited to the fixed asset account on the consolidated balance sheet of the Borrower in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).
     “Capitalized Lease” means any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.
     “Cash Flow Leverage Ratio” means the ratio, calculated for each period of four consecutive fiscal quarters of the Borrowers, of total consolidated Funded Debt of the Borrower and its Subsidiaries as of the last day of such period to EBITDA for such period.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

     “Commitment” means the maximum unpaid principal amount of the Loans of all Banks which may from time to time be outstanding hereunder, being initially $200,000,000, as the same may be reduced from time to time pursuant to Section 4.3, or, if so indicated, the maximum unpaid principal amount of Loans of any Bank (which amounts are set forth on Schedule 1.1(a) hereto or in the relevant Assignment and Assumption Agreement for such Bank) and, as the context may require, the agreement of each Bank to make Loans to the Borrower and to participate in the Letters of Credit subject to the terms and conditions of this Agreement up to its Commitment.
     “Commitment Fees” shall have the meaning set forth in Section 3.2.
     “Compliance Certificate” means a certificate in the form of Exhibit B, duly completed and signed by an authorized officer of the Borrower.
     “Controlled Foreign Corporation” means a Subsidiary that is a controlled foreign corporation under Section 957 of the Code.
     “Default” means any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.
     “EBITDA” means, for any period of determination, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes, plus, to the extent subtracted in determining consolidated net income, Interest Expense, depreciation and amortization, all as determined in accordance with GAAP, excluding (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains and gains from discontinuance of operations) except for gains resulting from sale of fixed assets, during the applicable period; and (b) similar non-operating losses, except for losses resulting from sale of fixed assets, during such period.
     “EBITDAR” means, for any period of determination, EBITDA, plus, to the extent subtracted in determining consolidated net income, Rental Expense.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the

Agent from three Federal funds brokers of recognized standing selected by it. In the case of a day which is not a Business Day, the Federal Funds Effective Rate for such day shall be the Federal Funds Effective Rate for the preceding Business Day. Each change in the Base Rate due to a change in the Federal Funds Effective Rate shall take effect on the effective date of such change in the Federal Funds Effective Rate.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or an successor thereto.
     “Fixed Charge Coverage Ratio” means the ratio, calculated for each period of four consecutive fiscal quarters of the Borrower, of:
(a) the total for such period of (i) EBITDAR, minus (ii) Restricted Payments, and minus (iii) income taxes paid in cash during such period;
to
(b) the sum for such period of (i) Interest Expense, plus (ii) mandatory or scheduled principal payments of consolidated Funded Debt of the Borrower and its Subsidiaries (including payments of Capitalized Leases), and plus (iii) Rental Expense.
     “Funded Debt” means, without duplication, all obligations of a Person or its Subsidiaries on a consolidated basis: (a) in respect of borrowed money, including without limitation Loans hereunder; (b) secured by a mortgage, pledge, security interest, lien or charge on the assets of such Person or Subsidiaries, whether the obligation secured is the obligation of the owner or another Person (provided that non-recourse obligations will only be taken into account up to the fair market value of the related property); (c) any obligation for the deferred purchase price of any property or services evidenced by a note, payment contract (other than an account payable arising in the ordinary course of business) or other instrument, (d) any obligation as lessee under any Capitalized Lease; (e) net liabilities under any interest rate swap or hedging agreement; and (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit other than commercial letters of credit.
     “Event of Default” means any event described in Section 10.1.
     “GAAP” means generally accepted accounting principles as applied in the preparation of the audited consolidated financial statement of the Borrower referred to in Section 7.5.
     “Guaranty” means the Guaranty in the form of Exhibit C hereto, duly completed and executed by each Material Subsidiary now existing or hereafter formed or acquired, except for any Subsidiary that is a Controlled Foreign Corporation.
     “Indebtedness” means, without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except trade accounts payable arising in the ordinary course of business, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others; (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit; and (g) net liabilities under any interest rate swap, collar or other interest rate hedging agreement. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.
     “Interest Expense means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under any interest rate swap, collar or other interest rate hedging agreements, in each case determined in accordance with GAAP.
     “Interest Period” means, for any LIBOR Advance, the period commencing on the borrowing date of such LIBOR Advance or the date a Base Rate Advance is converted into such LIBOR Advance, or the last day of the preceding Interest Period for such LIBOR Advance, as the case may be, and ending on the numerically corresponding day one, two, three or six months thereafter, as selected by the Borrower pursuant to Section 2.3 or Section 2.4; provided, that:
(a) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period shall extend beyond the Termination Date.
     “Investment” means the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.
     “Investment Grade Rated” means having a credit rating applicable to long term, unsecured and unsubordinated indebtedness of BBB- or better by Standard & Poor’s Ratings Group and Baa3 or better by Moody’s Investors Service, Inc.
     “Letters of Credit” shall have the meaning set forth in Section 2.8.
     “Letter of Credit Agreements” shall have the meaning set forth in Section 2.8.
     “Letter of Credit Obligations” shall mean the aggregate amount of all possible drawings under all Letters of Credit plus all amounts drawn under any Letter of Credit and not reimbursed by the Borrower under the applicable Letter of Credit Agreement.
     “LIBOR Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.
     “LIBOR Interbank Rate” means the offered rate for deposits in United States Dollars for delivery of such deposits on the first day of an Interest Period of a LIBOR Advance, for the number of days comprised therein, quoted by the Agent from Reuters Screen LIBOR01 page or any successor thereto as of approximately 11:00 a.m., London time, on the day that is two Banking Days preceding the first day of the Interest Period of such LIBOR Advance, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates offered to the Agent for deposits in United States Dollars in the interbank eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein.
     “LIBOR Rate (Reserve Adjusted)” means a rate per annum calculated for the Interest Period of a LIBOR Advance in accordance with the following formula:

LRRA	=	LIBOR Interbank Rate 1.00 – LRR

In such formula, “LRR” means “LIBOR Reserve Rate” and “LRRA” means “LIBOR Rate (Reserve Adjusted)”, in each instance determined by the Agent for the applicable Interest Period. The Agent’s determination of all such rates for any Interest Period shall be conclusive in the absence of manifest error.

     “LIBOR Rate (Reserve Adjusted) Daily Floating” means the LIBOR Rate (Reserve Adjusted) determined by the Agent on each Business Day based on Interest Periods of one month reported on such Business Day (without taking into account the two-day future delivery convention applicable to such reports), which rate shall remain in effect until the next following Business Day.
     “LIBOR Reserve Rate” means a percentage equal to the daily average during such Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Agent the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the Eurocurrency Reserve Rate shall reflect any reserves required to be maintained by the Agent against (i) any category of liabilities that includes deposits by reference to which the LIBOR Interbank Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes LIBOR Advances.
     “Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).
     “Loans” means the Revolving Loans and the Swing Line Loans.
     “Loan Documents” means this Agreement, the Notes, each Letter of Credit Agreement, the Parent Negative Pledge, the Parent Subordination Agreement, each Guaranty and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower, Material Subsidiary, the Parent or any other guarantor or party granting security interests in connection with this Agreement, the Loans or any collateral for the Loans.
     “Material Subsidiary” means (a) the Subsidiaries listed on Schedule 1.1(b) hereto, and (b) any Subsidiary acquired or formed after the date of this Agreement if at the time of such acquisition or formation or at any time thereafter either (i) the consolidated assets of such Subsidiary and its Subsidiaries shall exceed 5.00% of the consolidated assets of the Borrower and its Subsidiaries, or (ii) the consolidated gross revenues of such Subsidiary and its Subsidiaries shall exceed 5.00% of the consolidated gross revenues of the Borrower and its Subsidiaries. Such assets and gross revenues shall be determined on a pro forma basis at the time of such acquisition or formation, and shall be determined thereafter at the request of the Agent, but not less than one time per fiscal year of the Borrower thereafter.
     “Notes” means the Revolving Notes and the Swing Line Note.
     “Parent” means Otter Tail Corporation, a Minnesota corporation, and any successor thereof.

     “Parent Negative Pledge” means a letter agreement between the Parent and the Agent in the form of Exhibit D hereto.
     “Parent Subordination Agreement” means a subordination agreement between the Parent and the Agent in the form of Exhibit E hereto.
     “Payment Date” means the Termination Date, plus (a) the last day of each Interest Period for each LIBOR Advance and, if such Interest Period is in excess of three months after the first day of such Interest Period, and thereafter each day three months after each succeeding Payment Date; (b) the last day of each month for any Swing Line Loan, and (c) the last day of each March, June, September and December of each year for each Base Rate Advance and for any fees including, without limitation, Commitment Fees and the Letter of Credit commissions payable under Section 2.8(c)(vi).
     “PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.
     “Percentage” means, as to any Bank, the proportion, expressed as a percentage, that such Bank’s Commitment bears to the total Commitments of all Banks. The Percentages of the Banks as of the date of this Agreement are set forth on Schedule 1.1(a).
     “Permitted Divestitures” means sales of stock or assets, transfers of stock or assets, mergers resulting in divestiture of stock or assets or other divestitures of assets of the Borrower and Subsidiaries, which, in the aggregate for all such transactions during any one fiscal year of the Borrower, shall not result in the sale, transfer or other divestiture of stock or assets having a value in excess of 10% of the consolidated assets of the Borrower and its Subsidiaries as of the beginning of such fiscal year.
     “Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Plan” means an employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.
     “Preferred Stock” means stock of the Borrower other than common stock.
     “Prime Rate” means the rate of interest from time to time announced by the Agent as its “prime rate.” For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall be adjusted each time that the prime rate changes.

     “Related Party” means any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 5% or more of the equity interest of the Borrower; or (c) 5% or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Rental Expense” means, for any period of determination, the aggregate amount, without duplication, of rent paid, accrued or scheduled to be paid under any lease of assets that is not a Capitalized Lease.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.
     “Required Banks” means those Banks whose total Percentage exceeds 50.00%, or if no Commitments remain in effect, whose share of principal of the Loans exceeds 50.00% of the aggregate outstanding principal of all Loans.
     “Restricted Payments” means any expenditure by the Borrower or any Subsidiary for purchase, redemption or other acquisition for value of any shares of the Borrower’s or any Subsidiary’s stock, payment of any dividend thereon (other than stock dividends and dividends payable solely to the Borrower), any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower’s or any Subsidiary’s stock, or the setting aside of any funds for any such purpose (other than payment to, or on account of or for the benefit of, the Borrower only).
     “Revolving Loans” means the Loans described in Section 2.1(a).
     “Revolving Note” means the promissory note of the Borrower described in Section 2.5(a), substantially in the form of Exhibit A-1, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.
     “Subsidiary” means any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

     “Swing Line Commitment” means the maximum unpaid principal amount of the Swing Line Loans which may from time to time be outstanding hereunder, being initially $10,000,000, and, as the context may require, the agreement of the Swing Line Bank to make the Swing Line Loans to the Borrower subject to the terms and conditions of this Agreement.
     “Swing Line Bank” means U.S. Bank.
     “Swing Line Loans” means the Loans described in Section 2.1(b).
     “Swing Line Note” means the promissory note of the Borrower described in Section 2.5(b), substantially in the form of Exhibit A-2, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.
     “Swing Line Participation Amount” is defined in Section 2.7(b).
     “Termination Date” means the earliest of (a) October 2, 2010, (b) the date on which the Commitments are terminated pursuant to Section 10.2 hereof or (c) the date on which the Commitments are reduced to zero pursuant to Section 4.3 hereof.
     “Unrefunded Swing Line Loans” is defined in Section 2.7(b).
     “U.S. Bank” means U.S. Bank National Association, in its individual capacity and not as Agent hereunder.
     Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles VIII and IX hereof) shall be made in accordance with GAAP consistently applied. Any reference to “consolidated” financial terms shall be deemed to refer to those financial terms as applied to the Borrower and its Subsidiaries in accordance with GAAP.
     Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”
     Section 1.4 Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.

ARTICLE II TERMS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
     Section 2.1 The Commitments. Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein:
(a) each Bank agrees, severally and not jointly, to make loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time from the date hereof until the Termination Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of any Bank’s Revolving Loans, its Percentage of Letter of Credit Obligations and its Percentage of Swing Line Loans shall not exceed such Bank’s Commitment and provided, further, that the total of all outstanding Revolving Loans, Letter of Credit Obligations and Swing Line Loans shall not exceed the aggregate Commitments of all Banks at any time. The Revolving Loans shall be made by the Banks on a pro rata basis, calculated for each Bank based on its Percentage.
(b) the Swing Line Bank agrees to make loans (each a “Swing Line Loan” and, collectively, the “Swing Line Loans”) to the Borrower from time to time from the date hereof until the Termination Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of the Swing Line Loans at any one time outstanding shall not exceed the Swing Line Commitment.
     Section 2.2 Advance Options. The Revolving Loans shall be constituted of LIBOR Advances and/or Base Rate Advances, as shall be selected by the Borrower, except as otherwise provided herein. Any combination of types of Advances may be outstanding at the same time, except that the total number of outstanding LIBOR Advances shall not exceed eight (8) at any one time. Each LIBOR Advance shall be in a minimum amount of $500,000. Each Base Rate Advance shall be in a minimum amount of $100,000. Swing Line Loans may be in any amount requested by the Borrower.
     Section 2.3 Borrowing Procedures.
(a) Request by Borrower. Any request by the Borrower for a Loan shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Agent not later than:
(i) 1:00 p.m., Minneapolis time, one Business day prior to the date of the requested Loan, if the Loan shall be comprised of Base Rate Advances; or
(ii) 12:00 noon, Minneapolis time, three Business days prior to the date of the requested Revolving Loan, if the Revolving Loan shall be, or shall include, a LIBOR Advance.

Each request for a Loan shall specify (1) the borrowing date (which shall be a Business Day), (2) the amount of such Loan and the type or types of Advances comprising such Loan, and (3) if such Loan shall include LIBOR Advances, the initial Interest Periods for such Advances. The Swing Line Bank and the Borrower shall, from time to time, enter into mutually acceptable arrangements for notices of funding, funding and repayment of the Swing Line Loans.
(b) Funding of Agent. The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank’s Percentage of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent in immediately available funds not later than 11:00 a.m., Minneapolis time. On the date of any requested Swing Line Loans, the Swing Line Bank shall provide the requested Swing Line Loan to the Agent in immediately available funds not later than 4:00 p.m., Minneapolis time. Unless the Agent determines that any applicable condition specified in Article VI has not been satisfied, the Agent will make the requested Loans available to the Borrower at the Agent’s principal office in Minneapolis, Minnesota in immediately available funds not later than 5:00 p.m. (Minneapolis time) on the lending date so requested. If the Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, however, that the Agent shall not make any Revolving Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Revolving Loan). If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate then applicable to the such Revolving Loan, on demand, from the Borrower, without prejudice to the Agent’s and the Borrower’s rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.
     2.4 Continuation or Conversion of Loans. The Borrower may elect to (i) continue any outstanding LIBOR Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period, or (ii) convert any outstanding Advance into another type of Advance (on the last day of an Interest Period only, in the instance of a LIBOR Advance), by giving the Agent notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Agent not later than:

(a) 1:00 p.m., Minneapolis time, one Business day prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Base Rate Advance; or
(b) 12:00 noon, Minneapolis time, three Business days prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a LIBOR Advance.
Each notice of continuation or conversion of an Advance shall specify (i) the effective date of the continuation or conversion date (which shall be a Business Day), (ii) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set forth in Section 2.2), and (iii) for continuation as, or conversion into, LIBOR Advances, the Interest Periods for such Advances. Absent timely notice of continuation or conversion, following expiration of an Interest Period unless the LIBOR Advance is paid in full the Agent may at any time thereafter convert the LIBOR Advance into a Base Rate Advance. Until such time as such Advance is converted into a Base Rate Advance by the Agent or the Borrower or is continued as a LIBOR Advance with a new Interest Period by notice by the Borrower as provided above, such Advance shall continue to accrue interest at a rate equal to the interest rate applicable during the expired Interest Period adjusted, however, to reflect changes in the Applicable Margin. No Advance shall be continued as, or converted into, a LIBOR Advance if the shortest Interest Period for such Advance may not transpire prior to the Termination Date or if a Default or Event of Default shall exist.
     Section 2.5 The Notes. The Loans shall be evidenced by the following Notes:
(a) The Revolving Loans of each Bank shall be evidenced by a Revolving Note in the amount of such Bank’s Commitment originally in effect and dated as of the date of this Agreement. The Banks shall enter in their respective records the amount of each Revolving Loan and Advance, the rate of interest borne by each Advance and the payments made on the Revolving Loans, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.
(b) The Swing Line Loans shall be evidenced by the Swing Line Note in the amount of the Swing Line Commitment. The Swing Line Bank shall enter in its records the amount of each Swing Line Loan and the payments made on the Swing Line Loans, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.
     Section 2.6 Funding Losses. In the event of (a) any failure of the Borrower to borrow, continue or convert a LIBOR Advance on a date specified in a notice thereof, or (b) any payment (including, without limitation, any payment pursuant to Section 4.2, 4.3 or 10.2), prepayment or conversion of any LIBOR Advance on a date other than the last day of the Interest Period for such Advance, the Borrower agrees to pay each Bank’s costs, expenses and Interest Differential (as determined by such Bank) incurred as a result of such event. The term “Interest Differential”

shall mean that sum amount, not less than $0, equal to the financial loss incurred by each Bank resulting from such event, calculated as the difference between the amount of interest such Bank would have earned (from like investments in the Money Markets as of the first day of the Interest Period of the relevant Advance) had such event not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of such event) as a result of the redeployment of funds from such event. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. The term “Money Markets” refers to one or more wholesale funding markets available to the Banks, including negotiable certificates of deposit, commercial paper, LIBOR deposits, bank notes, federal funds and others. Such determinations by each Bank of shall be conclusive in the absence of manifest error.
     Section 2.7 Refunding of Swing Line Loans.
(a) At any time permitted hereunder, the Borrower may request the Banks to make Revolving Loans which may be applied to repay the Swing Line Loans outstanding. Upon occurrence and during continuance of a Default or Event of Default, the Swing Line Bank may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Bank to act on its behalf), upon notice given by the Swing Line Bank no later than 12:00 noon, Minneapolis time, on the relevant refunding date, request each Bank to make, and each Bank hereby agrees to make, a Revolving Loan (which shall be a Base Rate Advance), in an amount equal to such Bank’s Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to refund such Swing Line Loans. Each Bank shall make the amount of such Revolving Loan available to the Agent in immediately available funds, no later than 2:00 p.m., Minneapolis time, on the date of such notice. The proceeds of such Revolving Loans shall be distributed by the Agent to the Swing Line Bank and immediately applied by the Swing Line Bank to repay the Refunded Swing Line Loans.
(b) If, for any reason, Revolving Loans may not be (as determined by the Agent in its sole discretion), or are not, made pursuant to Section 2.7(a) to repay Swing Line Loans, then, effective on the date such Revolving Loans would otherwise have been made, each Bank severally, unconditionally and irrevocably agrees that it shall purchase a participating interest in such Swing Line Loans (“Unrefunded Swing Line Loans”) in an amount equal to the amount of Revolving Loans which would otherwise have been made by such Bank pursuant to Section 2.7(a). Each Bank will immediately transfer to the Agent, in immediately available funds, the amount of its participation (the “Swing Line Participation Amount”), and the proceeds of such participation shall be distributed by the Agent to the Swing Line Bank in such amount as will reduce the amount of the participating interest retained by the Swing Line Bank in its Swing Line Loans.
(c) Whenever, at any time after the Swing Line Bank has received from any Bank such Bank’s Swing Line Participation Amount, the Swing Line Bank receives any payment on account of the Swing Line Loans, the Swing Line Bank will distribute to such Bank its

Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Bank’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Bank is required to be returned, such Bank will return to the Swing Line Bank any portion thereof previously distributed to it by the Swing Line Bank.
(d) Each Bank’s obligation to make the Loans referred to in Section 2.7(a) and to purchase participating interests pursuant to Section 2.7(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Borrower may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions precedent specified in Article VI; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     Section 2.8 Letters of Credit
(a) Letters of Credit. Subject to the terms and conditions of this Agreement, and on the condition that aggregate Letter of Credit Obligations shall never exceed the lesser of (i) $30,000,000 or (ii) the Commitments, and that the sum of Letter of Credit Obligations plus Loans shall never exceed the aggregate Commitments of all Banks, the Borrower may, in addition to Loans, request that the Agent issue letters of credit for the account of the Borrower or any Subsidiary, as provided in Section 2.8(f), by making such request to the Agent (such letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the “Letters of Credit”). The Agent may, at its discretion, elect to issue or decline to issue any requested Letter of Credit. No Letter of Credit shall expire more than one year after the date of issuance thereof (provided, that Letters of Credit may automatically extend absent notice of termination by the issuer). Upon the date of the issuance of a Letter of Credit, the Agent shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed without further action by any party hereto, to have purchased from the Agent, a participation, in its Percentage, in such Letter of Credit and the related Letter of Credit Obligations.
(b) Purchase Unconditional. Each Bank’s purchase of a participating interest in a Letter of Credit pursuant to Section 2.8(a) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Borrower may have against the Agent, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions precedent in Article VI; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any Bank; (v) the expiry date of any Letter of Credit occurring after such Bank’s Commitment has terminated; or (vi) any other circumstance, happening or event whatsoever, whether or not similar or any of the foregoing.
(c) Additional Provisions. The following additional provisions shall apply to each Letter of Credit:
(i) Upon receipt of any request for a Letter of Credit, the Agent shall notify each Bank of the contents of such request and of such Bank’s Percentage of the amount of such proposed Letter of Credit.
(ii) No Letter of Credit may be issued if after giving effect thereto the Letter of Credit Obligations shall exceed $30,000,000 or if the sum of (A) the aggregate outstanding principal amount of Loans plus (B) the aggregate Letter of Credit Obligations would exceed the aggregate Commitments of all Banks. The Commitment of each Bank shall be deemed to be utilized for all purposes hereof in an amount equal to such Bank’s Percentage of the Letter of Credit Obligations.
(iii) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, Agent shall promptly notify the Borrower and each Bank as to the amount to be paid as a result of such demand and the payment date. If at any time the Agent shall have made a payment to a beneficiary of such Letter of Credit in respect of a drawing or in respect of an acceptance created in connection with a drawing under such Letter of Credit, each Bank will pay to Agent immediately upon demand by the Agent at any time during the period commencing after such payment until reimbursement thereof in full by the Borrower, an amount equal to such Bank’s Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after 2:00 p.m. Minneapolis time on such date, from the next succeeding Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period.
(iv) The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Agent for any amount paid by the Agent upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived. Such reimbursement may, subject to satisfaction of the conditions in Article VI hereof and to the available Commitment (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Obligation), be made by the borrowing of Loans.

The Agent will pay to each Bank such Bank’s Percentage of all amounts received from the Borrower for application in payment, in whole or in part, of a Letter of Credit Obligation, but only to the extent such Bank has made payment to the Agent in respect of such Letter of Credit pursuant to clause (iii) above.
(v) The Borrower’s obligation to reimburse the Agent for any amount paid by the Agent upon any drawing under any Letter of Credit shall be performed strictly in accordance with the terms of this Agreement and the applicable Letter of Credit Agreement under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the Agent under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (v), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Agent nor the Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Agent; provided that the foregoing shall not be construed to excuse the Agent from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Agent’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Agent (as finally determined by a court of competent jurisdiction), the Agent shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties hereto expressly agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of the Letter of Credit, the Agreement may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(vi) The Borrower will pay to Agent for the account of each Bank in accordance with its Percentage letter of credit fee with respect to each Letter of Credit equal to an amount, calculated on the basis of face amount of each Letter of Credit, in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof at a per annum rate equal to the then-applicable Applicable Margin for LIBOR Advances, such fee to be due and payable quarterly, in arrears on the Payment Dates. The Agent will pay to each Bank, promptly after receiving any payment in respect of letter of credit fee referred to in this clause (v), an amount equal to the product of such Bank’s Percentage times the amount of such fees. The Borrower shall also pay to Agent at the Principal Office for the account of the Agent a fronting fee of 0.125% of the face amount of the applicable Letter of Credit. At all times that the rate of interest provided in Section 3.1(d) shall apply to the Loans, the fee paid for the account of the Banks under this Section shall be increased by 2.00% per annum. All fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.
(vii) The issuance by the Agent of each Letter of Credit shall, in addition to the discretionary nature of this facility, be subject to the conditions precedent that the Borrower shall have executed and delivered such applications and other instruments and agreements relating to such Letter of Credit as the Agent shall have reasonably requested and are not inconsistent with the terms of this Agreement (the “Letter of Credit Agreements”). In the event of a conflict between the terms of this Agreement and the terms of any Letter of Credit Agreement (including the charging of any fees other than normal and customary reimbursable expenses), the terms hereof shall control.
(viii) In the event that any Letter of Credit remains outstanding after the Termination Date, the Borrower shall deliver, prior to the Termination Date, cash collateral to be held and applied in accordance with the terms of Section 10.3.
(d) Indemnification; Release. Borrower hereby indemnifies and holds harmless the Agent and each Bank from and against any and all claims and damages, losses, liabilities, costs or expenses which the Agent or such Bank may incur (or which may be claimed against the Agent or such Bank by any Person whatsoever), regardless of whether caused in whole or in part by the negligence of any of the indemnified parties, in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification, or (ii) by the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law.

(e) Existing Letters of Credit. Certain Letters of Credit previously issued by the Agent and listed on Schedule 2.6 shall be deemed to be “Letters of Credit” for all purposes hereunder.
(f) Issuance of Letters of Credit for Account of Subsidiaries. Upon request of the Borrower, Letters of Credit may be issued for the account of Subsidiaries of the Borrower. In such event, the Borrower shall be deemed to have irrevocably guarantied payment of the obligations of each Subsidiary in respect of Letters of Credit issued for the account of such Subsidiary, and if requested by the Bank, the Borrower shall, together with such Subsidiary, enter into the Letter of Credit Agreement as co-applicant or guarantor, and shall execute and deliver such other instrument of guaranty as shall be required by the Agent.
     Section 2.9 Purpose of the Loans. The Loans shall be used (a) to refinance certain indebtedness of the Borrower, and (b) for purposes of funding working capital, capital expenditures, and other corporate purposes of the Borrower and its Subsidiaries.
ARTICLE III INTEREST AND FEES
     Section 3.1 Interest.
(a) LIBOR Advances. The unpaid principal amount of each LIBOR Advance shall bear interest prior to maturity at a rate per annum equal to the LIBOR Rate (Reserve Adjusted) in effect for each Interest Period for such LIBOR Advance plus the Applicable Margin per annum.
(b) Base Rate Advances. The unpaid principal amount of each Base Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Base Rate plus the Applicable Margin per annum.
(c) Swing Line Loans. The unpaid principal amount of all Swing Line Loans shall bear interest prior to maturity at a rate per annum equal to the LIBOR Rate (Reserve Adjusted) Daily Floating plus the Applicable Margin for LIBOR Advances per annum.
(d) Interest After Maturity. Any amount of the Loans not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the greater of (i) 2.00% in excess of the rate applicable to the unpaid principal amount immediately before it became due, or (ii) 2.00% in excess of the Base Rate in effect from time to time.
     Section 3.2 Commitment Fee. The Borrower shall pay fees (the “Commitment Fees”) to the Agent for the account of the Banks (in according with their respective Percentages) in an amount determined by applying the Applicable Commitment Fee Rate per annum to the average daily unused amount of the Commitments (with the face amount of all Letters of Credit deemed usage for such purpose, but Swing Line Loans not deemed usage) of the Banks for the period from the date hereof to the Termination Date.
     Section 3.3 Computation. Interest and Commitment Fees shall be computed on the basis of actual days elapsed and a year of 360 days.
     Section 3.4 Payment Dates. Accrued interest under Section 3.1(a), (b) and (c), and Commitment Fees shall be payable on the applicable Payment Dates. Accrued interest under Section 3.1(d) shall be payable on demand.
     Section 3.5 Agent’s Fee. The Borrower shall pay to the Agent fees described in the Agent’s Fee Letter.
ARTICLE IV PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
OF THE CREDIT AND SETOFF
     Section 4.1 Repayment. Principal of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.
     Section 4.2 Optional Prepayments. The Borrower may, upon at least three (3) Business Days’ prior written or telephonic notice received by the Bank, prepay the Loans, in whole or in part, at any time subject to the provisions of Section 2.6, without any other premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an amount of $50,000 or an integral multiple thereof. Any prepayment of a LIBOR Advance shall be in an amount equal to the remaining entire principal balance of such Advance.
     Section 4.3 Optional Reduction or Termination of Commitment. The Borrower may, at any time, upon no less than 2 Business Days prior written or telephonic notice received by the Agent, reduce the Commitment, with any such reduction in a minimum amount of $500,000 or an integral multiple thereof. Upon any reduction in the Commitment pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the amount, if any, by which the aggregate unpaid principal amount of outstanding Loans plus the Letter of Credit Obligations exceeds the Commitment as so reduced. Amounts so paid cannot be reborrowed. The Borrower may, at any time, upon not less than 2 Business Days prior written notice to the Agent, terminate the Commitment in its entirety. Upon termination of the Commitment pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the full amount of all outstanding Loans, all accrued and unpaid interest thereon, all unpaid Commitment Fees accrued to the date of such termination and all other unpaid obligations of the Borrower to the Banks hereunder. All payment described in this Section is subject to the provisions of Section 2.6. Notwithstanding the foregoing, the Commitment may not be reduced to an amount below outstanding Letter of Credit Obligations, or terminated if Letters of Credit are outstanding

     Section 4.4 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates due at the main office of the Agent in Minneapolis, Minnesota, provided, however, that the Swing Line Bank and the Borrower shall enter into mutually acceptable arrangements for payment of the Swing Line Loans which may permit payment of the Swing Line Loans later than such time. Funds received on any day after such time shall be deemed to have been received on the next Business Day. The Agent shall promptly distribute in like funds to each Bank its Percentage share of each such payment of principal, interest and Commitment Fees. Subject to the definition of the term “Interest Period”, whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees. The Agent is authorized to debit the operating account of the Borrower designated by the Borrower for such purpose from time to time for all payments when due hereunder (provided that if such account shall not have sufficient available funds to pay interest when due, the Borrower shall pay such interest in immediately available funds).
     Section 4.5 Proration of Payments. If any Bank or other holder of a Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, pursuant to the guaranty hereunder, or otherwise) on account of principal of, interest on, or fees with respect to any Loan, or payment of any Letter of Credit Obligations, in any case in excess of the share of payments and other recoveries of other Banks or holders, such Bank or other holder shall purchase from the other Banks or holders, in a manner to be specified by the Agent, such participations in the Loans held by such other Banks or holders as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of such other Banks or holders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
ARTICLE V ADDITIONAL PROVISIONS RELATING TO LOANS
     Section 5.1 Increased Costs. If, as a result of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof, or compliance by the Banks with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:
(a) any tax, duty or other charge with respect to any Loan, the Notes or the Commitments is imposed, modified or deemed applicable, or the basis of taxation of payments to any Bank of interest or principal of the Loans or of the Commitment Fees (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office) is changed;

(b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank is imposed, modified or deemed applicable;
(c) any increase in the amount of capital required or expected to be maintained by any Bank or any Person controlling such Bank is imposed, modified or deemed applicable; or
(d) any other condition affecting this Agreement or the Commitments is imposed on any Bank or the relevant funding markets;
and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining the Loans, issuing or participating in the Letters of Credit or extending its Commitment is increased, or the amount of any sum receivable by such Bank hereunder or under the Notes in respect of any Loan is reduced;
then, the Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that the Banks have not been compensated for such additional cost or reduction in the calculation of the LIBOR Reserve Rate). Any Bank making such demand shall inform the Borrower of the basis for such demand, and provide a statement showing, in reasonable detail, calculation of the amount demanded. The Borrower will promptly notify such Bank if the Borrower does not agree to such Bank’s determination of any such amount. Any Bank’s reasonable determination of such amount shall be presumed correct, absent its manifest error or negligence in determining such amounts. In determining such amounts, the Banks may use any reasonable averaging, attribution and allocation methods. Notwithstanding the foregoing, no Bank shall charge the Borrower for additional amounts for such additional costs or reductions that applied or accrued more than 90 days prior to the time that such Bank became aware of the event giving rise to such additional costs or reductions.
     Section 5.2 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If the Agent determines (which determination shall be conclusive and binding on the parties hereto) that:
(a) deposits of the necessary amount for the relevant Interest Period for any LIBOR Advance are not available in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Interbank Rate for such Interest Period;
(b) the LIBOR Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Banks of making or funding the LIBOR Advance for a relevant Interest Period; or
(c) the making or funding of LIBOR Advances has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of the Agent,

materially and adversely affects such Advances or any Bank’s Commitment or the relevant market;
the Agent shall promptly give notice of such determination to the Borrower, and (i) any notice of a new LIBOR Advance previously given by the Borrower and not yet borrowed or converted shall be deemed to be a notice to make a Base Rate Advance, and (ii) the Borrower shall be obligated to either prepay in full any outstanding LIBOR Advances, without premium or penalty on the last day of the current Interest Period with respect thereto or convert any such LIBOR Advance to a Base Rate Advance on such last day.
     Section 5.3 Changes in Law Rendering LIBOR Advances Unlawful. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for any Bank to make or fund any LIBOR Advance, the obligation of such Bank to provide such Advance shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for the Bank to continue any LIBOR Advance previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Agent and the Borrower thereof in writing, and the Borrower shall, at the time notified by such Bank, either convert each such unlawful Advance to a Base Rate Advance or repay such Advance in full, together with accrued interest thereon, subject to the provisions of Section 2.6.
     Section 5.4 Discretion of the Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Banks had actually funded and maintained each LIBOR Advance during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Interbank Rate for such Interest Period (whether or not any Bank shall have granted any participations in such Advances).
ARTICLE VI CONDITIONS PRECEDENT
     Section 6.1 Conditions of Initial Loan. The obligation of the Banks to make the initial Loan hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Section 6.2 below, that the Agent shall have received all of the following, in form and substance satisfactory to the Agent, each duly executed and certified or dated as of the date of this Agreement or such other date as is satisfactory to the Agent and the following shall have occurred:
(a) The Notes payable to each Bank executed by a duly authorized officer (or officers) of the Borrower.

(b) The Guaranty, duly executed by each Material Subsidiary.
(c) The Parent Negative Pledge and the Parent Subordination Agreement, each executed by the Parent.
(d) A certificate or certificates of the Secretary or an Assistant Secretary of the Borrower and each Material Subsidiary, attesting to and attaching (i) a copy of the corporate resolution of the Borrower and each Material Subsidiary authorizing the execution, delivery and performance of the Loan Documents, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower and each Material Subsidiary authorized to execute the Loan Documents, (iii) a copy of the Articles or Certificate of Incorporation of the Borrower and each Material Subsidiary with all amendments thereto, and (iv) a copy of the By-Laws of the Borrower and each Material Subsidiary with all amendments thereto.
(e) A Certificate of Good Standing for the Borrower and each Material Subsidiary in the jurisdiction of its incorporation, certified by the appropriate governmental officials.
(f) An opinion of counsel to the Borrower and each Material Subsidiary, addressed to the Bank, in substantially the form of Exhibit F.
(g) The Agent’s Fee Letter and payment of all fees and reimbursements payable hereunder and thereunder.
(h) The Parent shall have repaid all Loans under the Credit Agreement, dated as of April 26, 2006, among the Parent, the Banks named therein and U.S. Bank National Association, as Agent, and arrangements shall be made for all Letters of Credit issued thereunder so that the Banks shall have no further obligation to fund drawing thereunder (whether such Letters of Credit shall become Existing Letters of Credit under this Agreement or otherwise) and all commitments and agreements of the Bank to extend credit thereunder shall be terminated.
     Section 6.2 Conditions Precedent to all Loans. The obligation of the Bank to make any Loan hereunder (including the initial Loan) shall be subject to the satisfaction of the following conditions precedent (and any request for a Loan shall be deemed a representation by the Borrower that the following are satisfied):
(a) Before and after giving effect to such Loan, the representation and warranties contained in Article VII shall be true and correct, as though made on the date of such Loan; and
(b) Before and after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.

ARTICLE VII REPRESENTATIONS AND WARRANTIES
     To induce the Agent and the Banks to enter into this Agreement, to grant the Commitments and to make Loans hereunder, the Borrower represents and warrants to the Agent and the Banks:
     Section 7.1 Organization, Standing, Etc. The Borrower and each of its corporate Material Subsidiaries are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, to (in the instance of the Borrower) enter into the Loan Documents and to perform its obligations under the Loan Documents. The Borrower and each of the Material Subsidiaries are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, and failure to so qualify or remain in good standing would constitute an Adverse Event.
     Section 7.2 Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
     Section 7.3 No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Material Subsidiary, which in any such case under this subsection (c) would constitute an Adverse Event. Neither the Borrower nor any Material Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute an Adverse Event. No Default or Event of Default has occurred and is continuing.
     Section 7.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

     Section 7.5 Financial Statements and Condition. The Parent’s audited consolidated financial statements as of December 31, 2006, and the Borrower’s unaudited quarterly financial statements as at June 30, 2007, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Parent, the Borrower and the Subsidiaries as at such dates and the results of their operations for the fiscal year then ended. As of the dates of such consolidated financial statements, neither the Borrower nor any Material Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such consolidated financial statements or in the notes thereto. Since December 31, 2006, no Adverse Event has occurred.
     Section 7.6 Litigation and Contingent Liabilities. Except as described in Schedule 7.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Material Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Material Subsidiary, could constitute an Adverse Event. Except as described in Schedule 7.6, neither the Borrower nor any Material Subsidiary has any contingent liabilities which are material to the Borrower and the Subsidiaries as a consolidated enterprise.
     Section 7.7 Compliance. The Borrower and the Material Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them.
     Section 7.8 Environmental, Health and Safety Laws. To the best of the Borrower’s knowledge after due inquiry, there does not exist any violation by the Borrower or any Material Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Material Subsidiary or which would require a material expenditure by the Borrower or such Material Subsidiary to cure. Neither the Borrower nor any Material Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could constitute an Adverse Event.
     Section 7.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA.

The current value of the Plans’ benefits guaranteed under Title IV or ERISA does not exceed the current value of the Plans’ assets allocable to such benefits.
     Section 7.10 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.
     Section 7.11 Ownership of Property; Liens. Each of the Borrower and the Material Subsidiaries has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrower and the Material Subsidiaries in the audited consolidated financial statement of the Borrower referred to in Section 7.5 (other than property disposed of since the date of such financial statement in the ordinary course of business). None of the properties, revenues or assets of the Borrower or any of the Material Subsidiaries is subject to a Lien, except for (a) Liens disclosed in the consolidated financial statements referred to in Section 7.5, (b) Liens listed on Schedule 7.11, or (c) Liens allowed under Section 9.9.
     Section 7.12 Taxes. Each of the Borrower and the Material Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.
     Section 7.13 Trademarks, Patents. Each of the Borrower and the Material Subsidiaries possesses or has the right, by way of ownership or license, to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.
     Section 7.14 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.
     Section 7.15 Subsidiaries. Schedule 7.15 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.

     Section 7.16 Partnerships and Joint Ventures. Schedule 7.16 sets forth as of the date of this Agreement a list of all partnerships or joint ventures in which the Borrower or any Subsidiary is a partner (limited or general) or joint venturer.
     Section 7.17 Senior Debt. The Loans are senior unsecured Indebtedness of the Borrower, and are pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower.
ARTICLE VIII AFFIRMATIVE COVENANTS
     From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loans and all other liabilities of the Borrower to the Banks hereunder and under the Note have been paid in full, unless the Required Banks shall otherwise expressly agree in writing the Borrower will do, and will cause each Material Subsidiary (except in the instance of Section 8.1) to do, all of the following:
     Section 8.1 Financial Statements and Reports. Furnish to the Agent for distribution to the Banks:
(a) As soon as available and in any event within 120 days after the end of each fiscal year of the Parent, the annual audit report of the Parent and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Parent and acceptable to the Agent, together with any related management letters, and including supplemental schedules detailing balance sheet and income statement results for the Borrower and its Subsidiaries, and a statement from such independent certified public accountants substantially similar to “the schedules have been subjected to the auditing procedures applied in the basic consolidated financial statements of Otter Tail Corporation, and in the opinion of the undersigned, are fairly stated in all material respects when considered in relation to the basic consolidated statements taken as a whole”.
(b) As soon as available and in any event within 45 days after the end of each quarter of each fiscal year, a copy of the unaudited financial statement of the Borrower and its subsidiaries prepared in the same manner as the audit report referred to in Section 8.1(a), signed by the Borrower’s senior financial officer, consisting of at least consolidated statements of income and cash flow for the Borrower and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower as at the end of such quarter.

(c) Together with the consolidated financial statements furnished by the Borrower under Sections 8.1(a) and 8.1(b), a Compliance Certificate signed by the senior financial officer of the Borrower, which shall confirm either that as at the date of each such financial statement there did not exist any Default or Event of Default or, that a Default or Event of Default existed, in which case it shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.
(d) Immediately upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.
(e) Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any “prohibited transaction” (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
(f) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.
(g) Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which is material to the Borrower and its Subsidiaries as a consolidated enterprise, and the steps being taken by the Person(s) affected by such proceeding.
(h) Immediately upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower or any Material Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Material Subsidiary which are material to the operations of the Borrower or such Material Subsidiary, or (ii) which will or threatens to impose a material liability on the Borrower or such Material Subsidiary to any Person or which will require a material expenditure by the Borrower or such Material Subsidiary to cure any alleged problem or violation.
(i) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Bank may reasonably request.

     Section 8.2 Corporate Existence. Subject to Sections 9.1, 9.2 and 9.4 in the instance of a Material Subsidiary, maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, provided, that the Borrower may cause any Material Subsidiary to be dissolved that has substantially no assets, revenues or operations.
     Section 8.3 Insurance. Maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.
     Section 8.4 Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such Material Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s or such Material Subsidiary’s books in accordance with GAAP.
     Section 8.5 Inspection. Permit any Person designated by any Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as such Bank may designate. So long as no Event of Default exists, the expenses of the Banks for such visits, inspections and examinations shall be at the expense of the Banks, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.
     Section 8.6 Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     Section 8.7 Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.
     Section 8.8 Compliance. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

     Section 8.9 ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.
     Section 8.10 Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute or result in an Adverse Event.
     Section 8.11 Senior Debt. Take all actions necessary to assure that the Loans are senior unsecured Indebtedness of the Borrower, and are and remain pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower (without limiting the obligation of the Borrower to deliver collateral under certain circumstances, as specifically provided herein).
     Section 8.12 Subsidiaries. Upon the formation or acquisition of any Subsidiary that is a Material Subsidiary, unless such Material Subsidiary is a Controlled Foreign Corporation, the Borrower will cause such Material Subsidiary to become a Guarantor and to, concurrent with such formation or acquisition, execute and deliver a Guaranty to the Agent for the benefit of the Banks, and provide a secretary’s certificate and copies of all documents consistent with Section 6.1(c), (d) and (e) for such Subsidiary.
ARTICLE IX NEGATIVE COVENANTS
     From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loans and all other liabilities of the Borrower to the Banks hereunder and under the Note have been paid in full, unless the Required Banks shall otherwise expressly agree in writing the Borrower will not, and will not permit any Material Subsidiary to, do any of the following:
     Section 9.1 Merger. Merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided, however, any wholly-owned Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other wholly-owned Subsidiary, and the Borrower and Material Subsidiaries may enter Permitted Divestitures.
     Section 9.2 Sale of Assets. Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for (a) sales and leases of inventory in the ordinary course of business, (b) sales or other transfers by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary; (c) sales of accounts receivable related to DMI Industries or ShoreMaster, Inc., which sale shall be without recourse to the Borrower or any Subsidiary (other than usual and traditional recourse for representations and warranties not addressing credit quality); and (d) Permitted Divestitures.
     Section 9.3 Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $500,000.
     Section 9.4 Ownership of Stock. Take any action, or permit any Material Subsidiary to take any action, which would result in a decrease in the Borrower’s or any Material Subsidiary’s ownership interest in any Subsidiary (including, without limitation, decrease in the percentage of the shares of any class of stock owned), other than Permitted Divestitures.
     Section 9.5 Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would: (a) prohibit the Borrower or such Material Subsidiary from granting, or otherwise limit the ability of the Borrower or such Material Subsidiary to grant, to the Banks any Lien on any assets or properties of the Borrower or such Material Subsidiary; (b) be violated or breached by the Borrower’s performance of its obligations under the Loan Documents, or (c) prohibit any Subsidiary of the Borrower from paying dividends or distributions on, or redeeming, acquiring or retiring for value, any shares of stock or other ownership interest that the Borrower holds in such Subsidiary.
     Section 9.6 Restricted Payments. Either: (a) make any Restricted Payment if any Default or Event of Default shall exist or shall result from the making of such Restricted Payment; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value (i) the Indebtedness of the Borrower to the Parent under the Parent Subordination Agreement, or (ii) any other Indebtedness of the Borrower or any Subsidiary that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law), except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited by the Parent Subordination Agreement, or by any other document or agreement stating the terms of subordination of such other Indebtedness.
     Section 9.7 Investments. Acquire for value, make, have or hold any Investments, except:
(a) Investments outstanding on the date hereof and listed on Schedule 9.7, and any increases or decreases in the value thereof or write-ups, write-downs or write-offs with respect to such Investments;
(b) Travel advances to officers and employees in the ordinary course of business;
(c) Investments in readily marketable direct obligations of the United States of America having maturities of one year or less from the date of acquisition;
(d) Certificates of deposit or bankers’ acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank;
(e) Commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;
(f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;
(g) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;
(h) Share of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;
(i) Investments outstanding on the date hereof in Subsidiaries by the Borrower and other Subsidiaries, Investments by the Borrower or other Subsidiaries in Persons that will be Subsidiaries upon completion of such Investments;
(j) Investments not otherwise permitted hereunder which shall not exceed (based on total consideration paid by the Borrower or a Material Subsidiary): (i) $10,000,000 for any single Investment or series of related Investments in any Person not engaged in one or more of the Borrower’s and Subsidiaries’ present lines of business, or (ii) $20,000,000 for any single Investment or series of related Investments in any Person that is engaged in one or more of the Borrower’s and Subsidiaries’ present lines of business, provided that consent of the Required Banks to such Investments in excess of such limit shall not be unreasonably withheld;
(k) Any Material Subsidiary may make Investments constituting loans to the Borrower; and
(l) provided that no Default or Event of Default shall have occurred and continued, the Borrower and any Material Subsidiary may make Investments constituting loans to (i) any Material Subsidiaries, or (ii) any Subsidiaries that are not Material Subsidiaries, provided, that such loans in the aggregate to any one Subsidiary that is not a Material Subsidiary shall not exceed $5,000,000 in aggregate principal amounts outstanding at any time.
     Section 9.8 Indebtedness. Incur, create, issue, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness under this Agreement;
(b) Current liabilities, other than for borrowed money, incurred in the ordinary course of business;

(c) Indebtedness existing on the date of this Agreement and disclosed on Schedule 9.8 hereto;
(d) Indebtedness secured by Liens permitted under Section 9.9 hereof;
(e) Indebtedness consisting of endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(f) Indebtedness of the Borrower to the Parent that is subject to the Parent Subordination Agreement;
(g) Indebtedness in respect of issuance of unsecured ten year notes in principal amounts of up to $30,000,000 under a credit document to be entered by the Borrower; and
(h) Indebtedness not otherwise permitted by this Section not to exceed $20,000,000 in the aggregate principal amount at any time outstanding provided that consent of the Required Banks to such Indebtedness in excess of such limit shall not be unreasonably withheld.
     Section 9.9 Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:
(a) Liens in connection with the acquisition of property by way of purchase money mortgage and security interests, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired if the Indebtedness secured thereby does not exceed 100% of the fair market value of such property at the time of acquisition thereof nor $5,000,000 in the aggregate for the Borrower and all Material Subsidiaries at any one time outstanding;
(b) Liens existing on assets of Material Subsidiaries acquired after December 31, 2006, which existed at the time of such acquisition and attach only to the assets of such Material Subsidiaries;
(c) Liens existing on the date of this Agreement and disclosed on Schedule 7.11 hereto and Liens securing any extension, renewal, restatement or replacement of the credit facilities described on Schedule 7.11, provided, that Liens securing such extensions, renewals, restatements or replacement credit facilities shall not attach to materially different assets than the Liens disclosed on such Schedule 7.11 and shall not secure indebtedness exceeding the amount of credit facilities described on Schedule 7.11;
(d) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary;

(e) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 8.4;
(f) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.4;
(g) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business;
(h) Liens granted to secure obligations to any other holder of senior Indebtedness of the Borrower (including without limitation obligations to insurers of bond obligations of the Borrower), provided, that (i) such Liens were required to be granted pursuant to agreement and instruments entered into by the Borrower prior to the date of this Agreement, and (ii) the Agent is granted a pari passu Lien, not subordinate in priority (whether due to time of filing or otherwise) to such Lien attaching to either (x) the same assets and rights as the Lien in favor of such other holder of senior Indebtedness (in which case if the Agent shall so notify the Borrower, the holder of such senior Indebtedness shall enter into an inter-creditor agreement satisfactory to the Agent confirming such respective priorities of such Liens), or (y) other assets that are acceptable to the Required Banks in their sole discretion to secure all Indebtedness and obligations of the Borrower hereunder, whether then existing or thereafter arising; and
(i) Liens not otherwise permitted by this Section securing Indebtedness not to exceed $2,000,000 in the aggregate principal amount at any time outstanding.
In no case shall Liens permitted hereunder apply to the stock of any Material Subsidiary and in no case shall Liens under (d), (f) or (g) secure any Indebtedness for borrowed money or Indebtedness constituting obligations to issuers of letters of credit.
     Section 9.10 Contingent Liabilities. Either: (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person, except (in the case of (a) or (b) above) for (i) a performance guaranty by the Borrower of performance by DMI Industries, Inc. under a certain contract involving aggregate payments of approximately $20,000,000; (ii) guaranties by the Borrower or any Material Subsidiary of obligations of any Material Subsidiary as lessee under any lease that is not a Capitalized Lease, (iii) guaranties by Subsidiaries of the Borrower of obligations of the Borrower in respect of Indebtedness permitted by Section 9.8, (iv) other guaranties limited as to principal of recovery to not more than $5,000,000 in the aggregate; (v) guaranties by the Borrower of the obligations of the Parent under that certain Note Purchase Agreement, dated as of December 1, 2001, among the Parent and the various purchasers which are parties thereto in respect of up to $90,000,000 of 6.63% notes, (vi) guaranty by the Borrower of the obligations of the Parent in respect of up to $40,000,000 of Insured Senior Notes due October 1, 2017, and (vii) guaranty by the Borrower of the obligations of the Parent in respect of up to $50,000,000 of 5.778% senior notes due November 30, 2017, which will replace and finance 6.375% senior debentures due December 1, 2007, upon repayment or retirement of such senior debentures.
     Section 9.11 Unconditional Purchase Obligations. Enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.
     Section 9.12 Transactions with Related Parties. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or the applicable Material Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Material Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not a Related Party.
     Section 9.13 Use of Proceeds. Permit any proceeds of the Loans to be used for purposes other than general corporate purposes (including acquisitions, to the extent permitted hereunder) or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to any Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.
     Section 9.14 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, calculated for each period of four consecutive fiscal quarters as provided in the definition thereof, to be less than 1.25 to 1.00.
     Section 9.15 Cash Flow Leverage Ratio. Permit the Cash Flow Leverage Ratio, calculated for each period of four consecutive fiscal quarters as provided in the definition thereof, to be greater than 3.00 to 1.00.
ARTICLE X EVENTS OF DEFAULT AND REMEDIES
     Section 10.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Note or any fee or other amount required to be made to the Banks pursuant to the Loan Documents;

(b) Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any Material Subsidiary by any of the Loan Documents or by or on behalf of the Borrower or any Material Subsidiary in any certificate, statement, report or other writing furnished by or on behalf of the Borrower to the Banks pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;
(c) The Borrower shall fail to comply with Section 8.2 hereof or any Section of Article IX hereof;
(d) The Borrower shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for thirty (30) calendar days after notice thereof to the Borrower by the Bank;
(e) The Borrower or any Material Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Material Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Material Subsidiary or for a substantial part of the property thereof and shall not be discharged within 30 days;
(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or a Material Subsidiary, and, if instituted against the Borrower or a Material Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Material Subsidiary, or shall remain undismissed for 30 days, or an order for relief shall have been entered against the Borrower or such Material Subsidiary, or the Borrower or any Material Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;
(g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or a Material Subsidiary and, if instituted against the Borrower or such Material Subsidiary, shall be consented to or acquiesced in by the Borrower or such Material Subsidiary or shall remain for 30 days undismissed, or the Borrower or any Material Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;
(h) A judgment or judgments for the payment of money in excess of the sum of $1,000,000 in the aggregate shall be rendered against the Borrower or a Material Subsidiary and the Borrower or such Material Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
(i) The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $1,000,000, or the institution by the PBGC of steps to terminate any Plan;
(j) The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Material Subsidiary in the aggregate in excess of $2,500,000 shall be accelerated, or the Borrower or a Material Subsidiary shall fail to pay any such Indebtedness (in excess of such amount) when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness (in excess of such amount) or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor;
(k) Any Loan Document shall not be, or shall cease to be, enforceable and binding in accordance with its terms, or the Borrower, any Material Subsidiary, or any other obligor thereunder (except for the Agent or the Banks) shall disavow or contest, or attempt to disavow or contest, its obligations under such Loan Document; or
(l) The Parent shall cease to own all of the voting stock of the Borrower or any Person, or group of Persons acting in concert, that owned less than 5% of the shares of any voting class of stock of the Parent shall have acquired more than 25% of the shares of such voting stock.
     Section 10.2 Remedies. If (a) any Event of Default described in Sections 10.1(e), (f) or (g) shall occur with respect to the Borrower, the Commitments shall automatically terminate and the outstanding unpaid principal balance of the Notes, the accrued interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Agent may take any or all of the following actions (and shall take any or all of the following actions on direction of the Required Banks): (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare that the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, (iii) exercise all rights and remedies under any other instrument, document or agreement between the Borrower and the Agent or the Banks, and (iv) enforce all rights and remedies under any applicable law.
     Section 10.3 Letters of Credit. In addition to the foregoing remedies, if any Event of Default described in Section 10.1(e), (f) or (g) shall have occurred, or if any other Event of Default shall have occurred and the Agent shall have declared that the principal balance of the Notes is due and payable, the Borrower shall pay to the Agent an amount equal to all Letter of Credit Obligations. Such payment shall be in immediately available funds or in similar cash collateral acceptable to the Agent and shall be pledged to the Agent for the ratable benefit of the Banks. Such amount shall be held by the Agent in a cash collateral account until the outstanding Letters of Credit are terminated without payment or are paid and Letter of Credit Obligations with respect thereto are payable. In the event the Borrower defaults in the payment of any Letter of Credit Obligations, the proceeds of the cash collateral account shall be applied to the payment thereof. The Borrower acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Borrower to pay immediately to the Agent the amount provided under this Section, and that the Agent shall, on behalf of the Banks, have the right to require the Borrower to perform specifically such undertaking whether or not any of the Letter of Credit Obligations are due and payable. Upon the failure of the Borrower to make any payment required under this Section, the Agent, on behalf of the Banks, may proceed to use all remedies available at law or equity to enforce the obligation of the Borrower to pay or reimburse the Agent. The balance of any payment due under this Section shall bear interest payable on demand until paid in full at a per annum rate equal to the Base Rate plus 2.00%.
     Section 10.4 Security Agreement in Accounts and Setoff. As additional security for the payment of all of the Obligations, the Borrower grants to the Agent, each Bank and each holder of a Note a security interest in, a lien on, and an express contractual right to set off against, each deposit account and all deposit account balances, cash and any other property of the Borrower now or hereafter maintained with, or in the possession of, the Agent, such Bank or such other holder of a Note. Upon the occurrence of any Event of Default, upon written direction by the Agent to such effect, the Agent, each such Bank and each such holder of a Note may: (a) refuse to allow withdrawals from any such deposit account; (b) apply the amount of such deposit account balances and the other assets of the Borrower described above to the Obligations; and (c) offset any other obligation of the Agent, such Bank or such holder of a Note against the Obligations; all whether or not the Obligations are then due or have been accelerated and all without any advance or contemporaneous notice or demand of any kind to the Borrower, such notice and demand being expressly waived.
ARTICLE XI THE AGENT
     Section 11.1 Appointment and Grant of Authority. Each Bank hereby appoints the Agent, and the Agent hereby agrees to act, as agent under this Agreement and under the Guaranty. The Agent shall have and may exercise such powers under this Agreement and the Guaranty as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Bank hereby authorizes, consents to, and directs the Borrower to deal with the Agent as the true and lawful agent of such Bank to the extent set forth herein and under the Guaranty.
     Section 11.2 Non-Reliance on Agent. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep informed as to the performance or observance by the Borrower of this Agreement and the Loan Documents or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its related companies) which may come into the Agent’s possession.
     Section 11.3 Responsibility of the Agent and Other Matters.
(a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and those duties and liabilities shall be subject to the limitations and qualifications set forth in this Section. The duties of the Agent shall be mechanical and administrative in nature.
(b) Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent’s responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement, or any other instrument or document in connection herewith, except for gross negligence or willful misconduct. Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to examine: (i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of the Loan Agreements; (ii) the collectibility of any amounts owed by the Borrower; (iii) any recitals or statements or representations or warranties in connection with this Agreement or the Notes; (iv) any failure of any party to this Agreement to receive any communication sent; or (v) the assets, liabilities, financial condition, results of operations, business or creditworthiness of the Borrower.
(c) The Agent shall be entitled to act, and shall be fully protected in acting upon, any communication in whatever form believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper person or persons or entity. The Agent may consult counsel and shall be entitled to act, and shall be fully protected in-any action taken in good faith, in accordance with advice given by counsel. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes on the Borrower’s part.
     Section 11.4 Action on Instructions. The Agent shall be entitled to act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting under this Agreement or the Notes or any other instrument or document in connection herewith or therewith in accordance with instructions in writing from (i) the Required Banks except for instructions which under the express provisions hereof must be received by the Agent from all the Banks, and (ii) in the case of such instructions, from all the Banks.
     Section 11.5 Indemnification. To the extent the Borrower does not reimburse and save the Agent harmless according to the terms hereof for and from all costs, expenses and disbursements in connection herewith or with the other Loan Documents, such costs, expenses and disbursements to the extent reasonable shall be borne by the Banks ratably in accordance with their Percentages and the Banks hereby agree on such basis (a) to reimburse the Agent for all such reasonable costs, expenses and disbursements on request and (b) to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other reasonable costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of actual gross negligence or willful misconduct on the part of the Agent, arising out of or in connection with this Agreement or the Notes or any instrument or document in connection herewith or therewith, or any request of the Banks, including without limitation the reasonable costs, expenses and disbursements in connection with defending itself against any claim or liability, or answering any subpoena, related to the exercise or performance of any of its powers or duties under this Agreement or the other Loan Documents or the taking of any action under or in connection with this Agreement or the Notes.
     Section 11.6 U.S. Bank National Association and Affiliates. With respect to U.S. Bank National Association’s Commitment and any Loans by U.S. Bank National Association under this Agreement and any Note and any interest of U.S. Bank National Association in any Note, U.S. Bank National Association shall have the same rights, powers and duties under this Agreement and such Note as any other Bank and may exercise the same as though it were not the Agent. U.S. Bank National Association and its affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Borrower as if U.S. Bank National Association were not the Agent.
     Section 11.7 Notice to Holder of Notes. The Agent may deem and treat the payees of the Notes as the owners thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been filed with the Agent. Any request, authority or consent of any holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note.
     Section 11.8 Successor Agent. The Agent may resign at any time by giving at least 30 days written notice thereof to the Banks and the Borrower. Upon any such resignation, the

Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, but shall not be required to, on behalf of the Banks, appoint a successor Agent.
     Section 11.9 Co-Documentation Agents and Lead Arranger. None of the Co- Documentation Agents or Lead Arranger shall have any duties, responsibilities or liabilities in such capacities.
     Section 11.10 Agent’s Counsel. In connection with the negotiation, drafting and execution of this Agreement and the other Loan Document, perfecting any security interest, completing any filings or registrations and in connection with future legal representation relating to loan administration, amendments, modifications, waivers, forbearance or enforcement of remedies, Briggs and Morgan, Professional Association (“Briggs”) has only represented and shall only represent U.S. Bank National Association, in its capacity as Agent and as a Bank.
ARTICLE XII MISCELLANEOUS
     Section 12.1 No Waiver and Amendment. No failure on the part of the Banks or the holder of the Notes to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Banks hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Notes shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Banks or the holder of the Notes to any other or further action in any circumstances without notice or demand.
     Section 12.2 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Agent upon direction of the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless agreed to by the Agent and all of the Banks:
(a) increase the amounts of or extend the terms of the Commitments or subject the Banks to any additional obligations;
(b) change the principal of, or interest on, the Notes or any fees or other amounts payable hereunder;

(c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder;
(d) release the Guaranty or release any collateral held subject to Section 10.3, except as contemplated by such Section; or
(e) change the definition of Required Banks or amend this Section 12.2 provided, further that amendments, waivers or consents affecting the rights of the Agent shall also require the consent of the Agent.
     Section 12.3 Assignments and Participations.
(a) Assignments. Each Bank shall have the right, subject to the further provisions of this Sections 12.3, to sell or assign all or any part of its Commitments, Loans, Notes, and other rights and obligations under this Agreement and related documents (such transfer, and “Assignment”) to any commercial lender, other financial institution or other entity (an “Assignee”). Upon such Assignment becoming effective as provided in Section 12.3(b), the assigning Bank shall be relieved from the portion of its Commitment, obligations to indemnify the Agent and other obligations hereunder to the extent assumed and undertaken by the Assignee, and to such extent the Assignee shall have the rights and obligations of a “Bank” hereunder. Notwithstanding the foregoing, unless otherwise consented to by the Borrower and the Agent, each Assignment shall be in the initial principal amount of not less than $5,000,000 in the aggregate for all Loans and Commitments assigned, or an integral multiple of $1,000,000 if above such amount Each Assignment shall be documented by an agreement between the assigning Bank and the Assignee (an “Assignment and Assumption Agreement”) substantially in the form of Exhibit G attached hereto.
(b) Effectiveness of Assignments. An Assignment shall become effective hereunder when all of the following shall have occurred: (i) the Agent and the Borrower (or, following occurrence and during continuance of an Event of Default, the Agent only and not the Borrower) shall consent to such Assignment (which consent shall not be unreasonably withheld), by either notice of such consent or by executing and delivering such Assignments, (ii) either the assigning Bank or the Assignee shall have paid a processing fee of $3,500 to the Agent for its own account, (iii) the Assignee shall have submitted the Assignment and Assumption Agreement to the Agent with a copy for the Borrower, and shall have provided to the Agent information the Agent shall have reasonably requested to make payments to the Assignee, and (iv) the assigning Bank and the Agent shall have agreed upon a date upon which the Assignment shall become effective. Upon the Assignment becoming effective, (x) if requested by the assigning Bank, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assigning Bank and the Assignee; and (y) the Agent shall forward all payments of interest, principal, fees and other amounts that would have been made to the assigning Bank, in proportion to the percentage of the assigning Bank’s rights transferred, to the Assignee.
(c) Participations. Each Bank shall have the right, subject to the further provisions of this Section 12.3, to grant or sell a participation in all or any part of its Loans, Notes and Commitments (a “Participation”) to any commercial lender, other financial institution or other entity (a “Participant”) without the consent of the Borrower, the Agent of any other party hereto. The Borrower agrees that if amounts outstanding under this agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its Participation in amounts owing under this Agreement and any Note to the same extent as if the amount of its Participation were owing directly to it as a Bank under this agreement or any note; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 4.5 hereof. The Borrower also agrees that each Participant shall be entitled to the benefits of Article V with respect to its Participation, provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the Participation transferred by such transferor Bank to such Participant had no such transfer occurred.
(d) Limitation of Rights of any Assignee or Participant. Notwithstanding anything in the foregoing to the contrary, except in the instance of an Assignment that has become effective as provided in Section 12.3(b), (i) no Assignee or Participant shall have any direct rights hereunder, (ii) the Borrower, the Agent and the Banks other than the assigning or selling Bank shall deal solely with the assigning or selling Bank and shall not be obligated to extend any rights or make any payment to, or seek any consent of, the Assignee or Participant, (iii) no Assignment or Participation shall relieve the assigning or selling Bank from its Commitment to make Loans hereunder or any of its other obligations hereunder and such Bank shall remain solely responsible for the performance hereof, the (iv) no Assignee or Participant, other than an affiliate of the assigning or selling Bank, shall be entitled to require such Bank to take or omit to take any action hereunder, except that such Bank may agree with such Assignee or Participant that such Bank will not, without such Assignee’s or Participant’s consent, take any action which would, in the case of any principal, interest or fee in which the Assignee or Participant has an ownership or beneficial interest: (w) extend the final maturity of any Loans or extend the Termination Date, (x) reduce the interest rate on the Loans or the rate of the Commitment Fees, (y) forgive any principal of, or interest on, the Loans or any fees, or (z) release all or substantially all of the Collateral for the Loans.
(e) Tax Matters. No Bank shall be permitted to enter into any Assignment or Participation with any Assignee or Participant who is not a United States Person unless such Assignee or Participant represents and warrants to such Bank that, as at the date of such Assignment or Participation, it is entitled to receive interest payments without withholding or deduction of any taxes and such Assignee or Participant executes and delivers to such Bank on or before the date of execution and delivery of documentation of such Participation or Assignment, a United States Internal Revenue Service Form W8BEN or W8ECI, or any successor to either of such forms, as appropriate, properly completed an claiming complete exemption from withholding and deduction of all Federal Income Taxes. A “United States Person” means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of United States Federal income taxes or other taxes on payment of interest, principal of fees hereunder.
(f) Information. Each Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to Assignees and Participants and potential Assignees and Participants.
(g) Federal Reserve Bank. Nothing herein stated shall limit the right of any Bank to assign any interest herein and in any Note to a Federal Reserve Bank.
     Section 12.4 Costs, Expenses and Taxes; Indemnification.
(a) The Borrower agrees, whether or not any Advance is made hereunder, to pay on demand: (i) all costs and expenses of the Agent (including the reasonable fees and expenses of counsel and paralegals for such persons who may be employees of such persons) incurred in connection with the preparation, execution and delivery of the Loan Documents and the preparation, negotiation and execution of any and all amendments to each thereof, and (ii) all costs and expenses of the Agent and each of the Banks incurred after the occurrence of an Event of Default in connection with the enforcement of the Loan Documents. The Borrower agrees to pay, and save the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the Banks harmless from any loss or expense which may arise or be created by the acceptance in good faith by the Agent of telephonic or other instructions for making Advances or disbursing the proceeds thereof.
(b) The Borrower agrees to defend, protect, indemnify, and hold harmless the Agent and each and all of the Banks, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel to such Indemnified Persons in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, the capitalization of the Borrower, the Commitments, the making of, management of and participation in the Advances or the use or intended use of the proceeds of the Advances, provided that the Borrower shall have no obligation under this Section 12.4(b) to an Indemnified Person with respect to any of the foregoing to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise.
(c) The obligations of the Borrower under this Section 12.4 shall survive any termination of this Agreement.
     Section 12.5 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent under Article II hereof shall be deemed to have been given only when received by the Agent.
     Section 12.6 Successors. This Agreement shall be binding upon the Borrower, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Banks and the Agent and the successors and assigns of the Banks. The Borrower shall not assign its rights or duties hereunder without the written consent of the Banks.
     Section 12.7 Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 12.8 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.
     Section 12.9 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.
     Section 12.10 Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower, the Banks and the Agent with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.
     Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.
     Section 12.12 Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
     Section 12.13 Consent to Jurisdiction. AT THE OPTION OF THE BANKS, THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANKS AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     Section 12.14 Waiver of Jury Trial. THE BORROWER, THE BANKS AND THE AGENT EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
(signature pages follow)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.
VARISTAR CORPORATION
By:/s/ Kevin G. Moug
Title: Chief Financial Officer
4334 18th Avenue South
Suite 200
Fargo, North Dakota 58103
Attention: Mr. Kevin G. Moug
               Chief Financial Officer
Telephone: (701) 451-3562
Fax: (701) 232-4108
Signature Page 1
to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as Agent, Lead Arranger and a Bank
By: /s/ Delton Steele
Title: Vice President/Senior Lender
505 Second Avenue North
Mail Code EP-ND-0630
Fargo, ND 58102
Attention: Mr. Delton Steele
               Vice President
Telephone: (701) 280-3553
Fax: (701) 280-3580
Signature Page 2
to Credit Agreement

BANK OF AMERICA, N.A., as Co-Documentation
Agent and as a Bank
By: /s/ Daniel R. Petrik
Title: Senior Vice President
231 S. LaSalle Street
Chicago, IL 60697
Attention: Daniel R. Petrik
Telephone: (312) 828-8160
Fax: (312) 828-7393
Signature Page 3
to Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as
Co-Documentation Agent and as a Bank
By: /s/ Kevin D. Smith
Title: Senior Vice President
601 108TH Avenue N.E.
Mail Code: WA-31-18-0512
Bellevue, WA 98004
Attention: Keven D. Smith
Telephone: (425) 709-4579
Fax: (425)709-4565
Signature Page 4
to Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION. as Co-Documentation Agent
and as a Bank
By: /s/ Patrick Mccue
Title: Vice President
Sixth & Marquette, 3rd Floor
MAC: N9305-031
Minneapolis, MN 55479
Attention: Patrick Mccue
Vice President
Tel: 612-667-0700
Fax: 612-667-2276
Signature Page 5
to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Bank
By: /s/ Helen D. Davis
Title: Vice President
10 South Dearborn, 9th Floor, IL1-0090
Chicago, IL 60603
Attention: Helen Davis
Telephone: (312) 732-1759
Fax: (312) 732-1762
Signature Page 6
to Credit Agreement

BANK OF THE WEST, as a Bank
By: /s/ Andrew Gaspard
Title: Vice President
250 Marquette Ave., Suite 575
Minneapolis, MN 55401
Attention: Andrew Gaspard
Telephone: (612) 339-0670
Fax: (612) 339-6362
Signature Page 7
to Credit Agreement

UNION BANK OF CALIFORNIA, N.A., as a Bank
By: /s/ Dennis G. Blank
Title: Vice President
Energy Capital Services
445 S. Figueroa Street, 15th Floor
Los Angeles, CA 90071
Attention: Dennis Blank
Telephone: (213) 236-6564
Fax: (213) 236-4096
Signature Page 8
to Credit Agreement

EXHIBITS

Exhibit	Contents

A-1	Revolving Note

A-2	Swing Line Note

B	Compliance Certificate

C	Guaranty

D	Parent Negative Pledge

E	Parent Subordination Agreement

F	Form of Legal Opinion

G	Assignment and Assumption

Schedules

1.1(a)	Commitments and Percentages

1.1(b)	Material Subsidiaries

2.6	Existing Letters of Credit (Section 2.6)

7.6	Litigation (Section 7.6)

Contingent Liabilities (Section 7.6)

7.11	Existing Liens (Sections 7.11 and 9.9)

7.15	Subsidiaries (Section 7.15)

7.16	Partnerships/Joint Ventures (Section 7.16)

9.7	Investments (Section 9.7)

9,8	Indebtedness (Section 9.8)

EXHIBIT A-1
PROMISSORY NOTE

$39,000,000	Minneapolis, Minnesota: October 2, 2007
     FOR VALUE RECEIVED, the undersigned VARISTAR CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of THIRTY NINE MILLION DOLLARS ($39,000,000), or if less, the then aggregate unpaid principal amount of the Revolving Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Revolving Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.
     This Note is the Note referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of October 2, 2007 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
     This Note is made under and governed by the internal laws of the State of Minnesota.

VARISTAR CORPORATION
By:
Kevin G. Moug
Chief Financial Officer

2

PROMISSORY NOTE

$34,000,000	Minneapolis, Minnesota: October 2, 2007
     FOR VALUE RECEIVED, the undersigned VARISTAR CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of BANK OF AMERICA, N.A. (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of THIRTY FOUR MILLION DOLLARS ($34,000,000), or if less, the then aggregate unpaid principal amount of the Revolving Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Revolving Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.
     This Note is the Note referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of October 2, 2007 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
     This Note is made under and governed by the internal laws of the State of Minnesota.

VARISTAR CORPORATION
By:
Kevin G. Moug
Chief Financial Officer

3

PROMISSORY NOTE

$34,000,000	Minneapolis, Minnesota: October 2, 2007
     FOR VALUE RECEIVED, the undersigned VARISTAR CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of THIRTY FOUR MILLION DOLLARS ($34,000,000), or if less, the then aggregate unpaid principal amount of the Revolving Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Revolving Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.
     This Note is the Note referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of October 2, 2007 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
     This Note is made under and governed by the internal laws of the State of Minnesota.

VARISTAR CORPORATION
By:
Kevin G. Moug
Chief Financial Officer

4

PROMISSORY NOTE

$34,000,000	Minneapolis, Minnesota: October 2, 2007
     FOR VALUE RECEIVED, the undersigned VARISTAR CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of THIRTY FOUR MILLION DOLLARS ($34,000,000), or if less, the then aggregate unpaid principal amount of the Revolving Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Revolving Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.
     This Note is the Note referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of October 2, 2007 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
     This Note is made under and governed by the internal laws of the State of Minnesota.

VARISTAR CORPORATION
By:
Kevin G. Moug
Chief Financial Officer

5

PROMISSORY NOTE

$29,000,000	Minneapolis, Minnesota: October 2, 2007
     FOR VALUE RECEIVED, the undersigned VARISTAR CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of JPMORGAN CHASE BANK, N.A. (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of TWENTY NINE MILLION DOLLARS ($29,000,000), or if less, the then aggregate unpaid principal amount of the Revolving Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Revolving Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.
     This Note is the Note referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of October 2, 2007 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
     This Note is made under and governed by the internal laws of the State of Minnesota.

VARISTAR CORPORATION
By:
Kevin G. Moug
Chief Financial Officer

6

PROMISSORY NOTE

$20,000,000	Minneapolis, Minnesota: October 2, 2007
     FOR VALUE RECEIVED, the undersigned VARISTAR CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of BANK OF THE WEST (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of TWENTY MILLION DOLLARS ($20,000,000), or if less, the then aggregate unpaid principal amount of the Revolving Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Revolving Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.
     This Note is the Note referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of October 2, 2007 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
     This Note is made under and governed by the internal laws of the State of Minnesota.

VARISTAR CORPORATION
By:
Kevin G. Moug
Chief Financial Officer

7

PROMISSORY NOTE

$10,000,000	Minneapolis, Minnesota: October 2, 2007
     FOR VALUE RECEIVED, the undersigned VARISTAR CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of TEN MILLION DOLLARS ($10,000,000), or if less, the then aggregate unpaid principal amount of the Revolving Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Revolving Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.
     This Note is the Note referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of October 2, 2007 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
     This Note is made under and governed by the internal laws of the State of Minnesota.

VARISTAR CORPORATION
By:
Kevin G. Moug
Chief Financial Officer

8

EXHIBIT A-2
PROMISSORY NOTE

$10,000,000	Minneapolis, Minnesota: October 2, 2007
     FOR VALUE RECEIVED, the undersigned VARISTAR CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of TEN MILLION DOLLARS ($10,000,000), or if less, the then aggregate unpaid principal amount of the Swing Line Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Swing Line Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.
     This Note is the Note referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of October 2, 2007 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
     This Note is made under and governed by the internal laws of the State of Minnesota.

VARISTAR CORPORATION
By:
Kevin G. Moug
Chief Financial Officer

9

Exhibit B
Compliance Certificate
                    , 20___
U.S. Bank National Association
505 Second Avenue North
EP-ND-0630
Fargo, ND 58102
Attention: Delton Steele
          Vice President
Ladies/Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of October 2, 2007 (as amended from time to time, the “Credit Agreement”), among VARISTAR CORPORATION (the “Borrower”), the Banks named therein and U.S. BANK NATIONAL ASSOCIATION, as Agent (the “Agent”). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
     As required pursuant to Section 8.1(d) of the Credit Agreement, the Borrower hereby certifies that as of                     , 20___, the following is true, correct and accurate in all respects:
     1. The consolidated financial statements submitted herewith are fairly presented in all material respects.
     2. No Default and no Event of Default, has occurred and continued.
     3. All representations and warranties of the Borrower contained in Article VII of the Credit Agreement are true and correct, as though made on such date;
     4. Covenant compliance is demonstrated as follows:
     Section 9.14 Fixed Charge Coverage Ratio. . For the four-quarter period ending on the date of the enclosed consolidated financial statements:

EBITDAR:	$
minus Restricted Payments:	$
minus income taxes:	$
Total:		$

to
Interest Expense:	$
plus Mandatory and scheduled payments

10

of Funded Debt including payments
of Capitalized Leases:	$
plus Rental Expense:	$
Total:		$

Ratio:	to 1.00.
     (Required: not less than 1.25 to 1.00)
     Section 9.15 Cash Flow Leverage Ratio. For the four-quarter period ending on the date of the enclosed consolidated financial statements:

Funded Debt as of the last day of period:		$

to

EBITDA:		$

Ratio:	to 1.00.
     (Required: not greater than 3.00 to 1.00)
     5. For purposes of calculating the Applicable Commitment Fee Rate and Applicable Margin, the Adjusted Cash Flow Leverage is calculated as follows:

Funded Debt as of the last day of period:		$
plus guarantied Funded Debt that is not obligation of Investment
Grade Rated obligor:		$

Total:		$

to

EBITDA:		$

Ratio:	to 1.00.

11

6. EBITDA and EBITDAR are calculated as follows:
EBITDA:

Net income:	$
plus
Interest expense	$
Depreciation:	$
Amortization:	$

minus (if a gain) or plus (if a loss) non-operating gains or losses except for gains or losses on sales of fixed assets*:	$

Total:	$

*	describe non-operating gains or losses:
EBITDAR:

EBITDA:	$
plus Rental Expense:	$

Total:	$

VARISTAR CORPORATION

By:

Title:

[chief financial officer]

12

Exhibit C
Guaranty
GUARANTY
(Joint and Several)
     FOR VALUE RECEIVED and in consideration of entry by the Banks (as defined in the Credit Agreement) and U.S. BANK NATIONAL ASSOCIATION, as agent for the Banks (in such capacity, together with it successors and assigns, called the “Agent”) into that certain Credit Agreement, dated as of October 2, 2007 (as thereafter amended, modified, extended, renewed, restated or replaced from time to time called the “Credit Agreement”) among the Banks, the Agent and VARISTAR CORPORATION, a Minnesota corporation (hereinafter called the “Debtor”), the undersigned corporation (the “Guarantors”) hereby JOINTLY AND SEVERALLY unconditionally guarantee the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of all obligations of the Debtor to the Banks or the Agent under the Credit Agreement, each Note issued thereunder, and each other Loan Document (as defined therein), including without limitation all future advances, and all obligations to reimburse the Agent for drawings under all Letters of Credit, and all of such obligations that arise after the filing of a petition by or against the Debtor under the Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code Section 362 or otherwise (all such obligations being hereinafter collectively called the “Liabilities”), and the Guarantors further jointly and severally agree to pay all expenses (including attorneys’ fees and legal expenses) paid or incurred by the Banks or Agent in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this guaranty.
     The Guarantors agree that, in the event of the dissolution or insolvency of the Debtor or any Guarantor, or the inability of the Debtor or any Guarantor to pay debts as they mature, or an assignment by the Debtor or any Guarantor for the benefit of creditors, or the institution of any proceeding by or against the Debtor or the Guarantor alleging that the Debtor or any Guarantor is insolvent or unable to pay debts as they mature, and if such event shall occur at a time when any of the Liabilities may not then be due and payable, the Guarantors will pay to the Agent forthwith the full amount which would be payable hereunder by the Guarantors if all Liabilities were then due and payable.
     As additional security for the payment of all of the Liabilities and all obligations of the Guarantors hereunder (collectively, the “Guaranty Obligations”), each Guarantor grants to the Agent for the benefit of itself and the Banks a security interest in, a lien on, and an express contractual right to set off against, each deposit account and all deposit account balances, cash and any other property of such Guarantor now or hereafter maintained with, or in the possession of, the Agent. Upon the occurrence of any default hereunder (as described in the immediately preceding paragraph), the Agent may: (a) refuse to allow withdrawals from any such deposit account; (b) apply the amount of such deposit account balances and the other assets of the Guarantors described above to the Guaranty Obligations; and (c) offset any other obligation of the Agent against the Guaranty Obligations; all whether or not the Guaranty Obligations are then due or have been accelerated and

13

all without any advance or contemporaneous notice or demand of any kind to the Guarantor, such notice and demand being expressly waived.
     This guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of any Guarantor or that at any time or from time to time all Liabilities may have been paid in full).
     The Guarantors further agree that, if at any time all or any part of any payment theretofore applied by the Agent or the Banks to any of the Liabilities is or must be rescinded or returned by the Agent or the Banks for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Debtor), such Liabilities shall, for the purposes of this guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Agent or the Banks, and this guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Agent or the Banks had not been made.
     The Agent and the Banks may, from time to time, at their sole discretion and without notice to any Guarantor, take any or all of the following actions: (a) be granted a security interest in any property to secure any of the Liabilities or the Guaranty Obligations, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Liabilities, (c) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any nature of any other obligor with respect to any of the Liabilities, (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to any Guarantor for payment of any of the Liabilities, whether or not the Agent and the Banks (i) shall have resorted to any property securing any of the Liabilities or (ii) shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities including without limitation any other Guarantor (all of the actions referred to in preceding clauses (i) and (ii) being hereby expressly waived by each Guarantor).
     Any amounts received by the Agent and the Banks from whatsoever source on account of the Liabilities may be applied by it toward the payment of such of the Liabilities, and in such order of application, as the Agent may from time to time elect.
     Until such time as this guaranty shall have been discontinued and the Agent and the Banks shall have received payment of the full amount of all Liabilities and of all obligations of the Guarantors hereunder, no payment made by or for the account of the Guarantors pursuant to this guaranty shall entitle the Guarantors by subrogation or otherwise to any payment by the Debtor or from or out of any property of the Debtor and the Guarantors shall not exercise any right or remedy against the Debtor or any property of the Debtor by reason of any performance by the Guarantors of this guaranty.

14

     The Guarantors hereby expressly waive: (a) notice of the acceptance by the Agent or the Banks of this guaranty, (b) notice of the existence or creation or non-payment of all or any of the Liabilities, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon the Liabilities or any part thereof, any obligation hereunder, or any security for, or guaranty of, any of the foregoing.
     Each Bank may from time to time without notice to the Guarantors, assign or transfer its Percentage (as defined in the Credit Agreement) or any or all of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this guaranty, and each and every immediate and successive assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this guaranty to the same extent as if such assignee or transferee were such Bank.
     Unless the Agent shall otherwise consent in writing, the Agent shall have the sole right to enforce this Guaranty, as Agent as provided in the Credit Agreement, for the benefit of the Agent and the Banks (including any transferee, as provided in the prior paragraph).
     Each Guarantor hereby warrants to the Agent and the Banks that such Guarantor now has, and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Debtor. Neither the Agent nor the Bank shall have any duty or responsibility to provide the Guarantors with any credit or other information concerning the affairs, financial condition or business of the Debtor which may come into the Agent’s or the Bank’s possession.
     No delay on the part of the Agent or any Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this guaranty be binding upon the Agent or any Bank except as expressly set forth in a writing duly signed and delivered on behalf of the Agent and the Required Banks (as defined in the Credit Agreement). No action of the Agent or the Banks permitted hereunder shall in any way affect or impair the rights of the Agent or the Banks and the obligations of the Guarantors under this guaranty. For the purposes of this guaranty, Liabilities shall include all obligations of the Debtor to the Agent or the Banks specified as Liabilities, notwithstanding any right or power of the Debtor or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the obligations of the Guarantors hereunder, and shall specifically include, without limitation, any and all interest, fees or commissions included in the Liabilities and accruing or payable after the commencement of any bankruptcy or insolvency proceedings, notwithstanding any provision or rule of law which might restrict the rights of the Bank to collect such obligations from the Debtor. The obligations of the Guarantors under this guaranty shall be absolute and unconditional irrespective of any circumstance whatsoever which might constitute a legal or

15

equitable discharge or defense of any Guarantor. The Guarantors hereby acknowledge that there are no conditions to the effectiveness of this guaranty.
     This guaranty shall be binding upon each Guarantor, and upon the successors and assigns of each Guarantor.
     Wherever possible, each provision of this guaranty shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this guaranty.
     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS GUARANTY SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
     THE AGENT AND THE BANKS (BY ACCEPTING THIS GUARANTY) AND THE GUARANTORS HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     AT THE OPTION OF THE AGENT, THIS GUARANTY MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE GUARANTORS CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY GUARANTOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS GUARANTY, THE AGENT, AT ITS OPTION, SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
(signature page follows)

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     SIGNED AND DELIVERED as of October 2, 2007.

BTD Manufacturing, Inc.
DMI Industries, Inc.
DMS Health Technologies, Inc.
DMS Imaging, Inc.
Foley Company
Idaho Pacific Holdings, Inc.
Midwest Construction Services, Inc.
Northern Pipe Products, Inc.
ShoreMaster, Inc.
Vinyltech Corporation
Idaho Pacific Corporation

By:

George Koeck
Title:	Secretary

17

Exhibit D
Parent Negative Pledge
October 2, 2007
Otter Tail Corporation
4334 18th Avenue South
Suite 200
Fargo, North Dakota 58103
Attention: Mr. Kevin G. Moug
          Chief Financial Officer
Re: Pledge of Stock
Dear Mr. Moug:
     Reference is made to that certain Credit Agreement, dated as of October 2, 2007 (as thereafter amended, the “Credit Agreement”) among Varistar Corporation (the “Borrower”), the Banks named therein, and between U.S. Bank National Association, as agent for the Banks (the “Agent”). Capitalized terms used in the Credit Agreement and not otherwise defined shall have the meanings set forth therein.
     It is the understanding of the Agent and the Banks that Otter Tail Corporation (the “Company”) owns all of the capital stock of the Borrower and that for this reason the Company gains benefit from the extensions of credit by the Banks under the Credit Agreement. It is a term and condition of the Credit Agreement that the Company enter into this letter agreement to induce the Banks and the Agent to extend credit to the Borrower under the Credit Agreement.
     The Company has agreed with the Banks and the Agent that until such time as the Credit Agreement and all Letters of Credit issued thereunder shall have terminated, and all obligations of the Borrower under the Credit Agreement and each Loan Document shall have been paid and satisfied in full, the Company will not grant, create, incur, assume or suffer to exist any Lien on the stock of the Borrower.

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Otter Tail Corporation
October 2, 2007

     Please execute and return a copy of this letter, whereupon it shall become a binding agreement between the Company, the Agent and the Banks as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Bank
By:
Delton Steele
Vice President

Agreed as of the date above: OTTER TAIL CORPORATION
By:
Kevin G. Moug
Chief Financial Officer

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Exhibit E
Parent Subordination Agreement
SUBORDINATION AGREEMENT
     THIS AGREEMENT, dated as of October 2, 2007, is between OTTER TAIL CORPORATION, a Minnesota corporation (the “Subordinated Creditor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Agent”), for itself and as agent for the Banks (as hereinafter defined).
Preliminary Statement
     The Subordinated Creditor has made loans, and may hereafter make loans, to Varistar Corporation, a Minnesota corporation (together with its successors and assigns called the “Borrower”). Pursuant to a Credit Agreement, dated as of October 2, 2007 (as hereafter amended, modified, renewed or replaced from time to time, the “Credit Agreement”) among the Borrower, the Banks (as defined therein) and the Agent, such loan shall be permitted under the covenants thereof and this Agreement (as hereafter amended, modified, renewed or replaced from time to time) shall be the “Parent Subordination Agreement” as defined therein.
     It is a condition to extension of credit by the Agent or the Banks to the Borrower that the Subordinated Creditor enter into and deliver this Agreement to the Agent, for the benefit of the Agent and the Banks.
     The Subordinated Creditor Agrees as follows:
     1. As used in this Agreement, the following terms shall have the following meanings:
     “Senior Credit Document” shall mean the following, whether now existing or hereafter arising, made or entered by the Borrower: (a) the Credit Agreement and any promissory note or notes, and any other agreement, evidence of indebtedness, guaranty, application, instrument or document issued under or in connection with the Credit Agreement, including each Note and each Letter of Credit Agreement, as defined therein; (b) each swap, cap, collar and other interest rate agreement between the Borrower and the Agent or any Bank, including any ISDA Master Agreement and confirmations thereunder; and (c) any amendment, modification, extension, renewal or replacement of the foregoing, including without limitation any document entered into by the Borrower and other lenders that would provide for loans and extensions of credit to refinance, in full, the loans and extensions of credit made by the Agent and the Banks under the Credit Agreement and documents described in (b) above (called a “Refinancing Lender”) and upon entry into such documents with the Refinancing Lender, upon written confirmation by the Agent to the Borrower, references to the Agent and the Banks in this Agreement shall be deemed to refer to the Refinancing Lender.

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     “Senior Default” shall mean: (a) the occurrence of any “Event of Default” or similar occurrence under any Senior Credit Document, including the occurrence of any Event of Default as defined in the Credit Agreement; or (b) the failure of the Subordinated Creditor to perform any agreement made by it hereunder and such failure shall continue beyond any grace period expressly applicable thereto.
     “Senior Liabilities” shall mean all obligations of the Borrower under any Senior Credit Document (including this Agreement) to the Agent, the Banks, their successors and assigns or to a Refinancing Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, including without limitation any such obligations that arise after the filing of a petition by or against the Borrower under the Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code Section 362 or otherwise.
     “Subordinated Liabilities” shall mean all obligations of the Borrower to the Subordinated Creditor, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent or now or hereafter existing, or due or to become due.
     2. The payment of all Subordinated Liabilities shall be postponed and subordinated to the payment in full of all Senior Liabilities, and no payments or other distributions whatsoever in respect of any Subordinated Liabilities shall be made, nor shall any property or assets of the Borrower be applied to the purchase or other acquisition or retirement of any Subordinated Liabilities; provided, however, that, until such time as a Senior Default shall have occurred and be continuing, there are excepted from the terms of this Section payments to the Subordinated Creditor by the Borrower that are listed as exceptions on Schedule A attached hereto.
     3. In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar proceedings relating to the Borrower or to its property (whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership, or upon an assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Borrower, or any sale of all or substantially all of the assets of the Borrower, or otherwise), the Senior Liabilities shall first be paid in full before the Subordinated Creditor shall be entitled to receive and to retain any payment or distribution in respect of the Subordinated Liabilities, and, in order to implement the foregoing, (a) all payments and distributions of any kind or character in respect of the Subordinated Liabilities to which the Subordinated Creditor would otherwise be entitled shall be made directly to the Agent for application to the Senior Liabilities, (b) the Subordinated Creditor shall promptly file a claim or claims, in the form required in such proceedings, for the full outstanding amount of the Subordinated Liabilities, and shall cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Agent for application to the Senior Liabilities, and (c) the Subordinated Creditor hereby irrevocably agrees that the Agent may, at its sole discretion, in the name of the Subordinated Creditor or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or

21

distributions, and file, prove, and vote or consent in any such proceedings with respect to, any and all claims of the Subordinated Creditor relating to the Subordinated Liabilities.
     4. In the event that the Subordinated Creditor receives any payment or other distribution of any kind or character from the Borrower or from any other source whatsoever in respect of any of the Subordinated Liabilities, other than as expressly permitted by the terms of this Agreement, such payment or other distribution shall be received in trust for the Agent and promptly turned over by the Subordinated Creditor to the Agent. The Subordinated Creditor will mark its books and records to clearly indicate that the Subordinated Liabilities are subordinated in accordance with the terms of this Agreement, and will cause to be clearly inserted in any promissory note or other instrument which at any time evidences any of the Subordinated Liabilities a statement to the effect that the payment thereof is subordinated in accordance with the terms of this Agreement.
     5. All payments and distributions received by the Agent in respect of the Subordinated Liabilities, to the extent received in or converted into cash, may be applied by the Agent first to the payment of any and all expenses (including attorneys, fees and legal expenses) paid or incurred by the Agent in enforcing this Agreement or in endeavoring to collect or realize upon any of the Subordinated Liabilities or any security therefor, and any balance thereof shall, solely as between the Subordinated Creditor and the Agent, be applied by the Agent, in such order of application as the Agent may from time to time elect, toward the payment of the Senior Liabilities remaining unpaid; but, as between the Borrower and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Liabilities; and, notwithstanding any such payments or distributions received by the Agent in respect of the Subordinated Liabilities and so applied by the Agent toward the payment of the Senior Liabilities, the Subordinated Creditor shall not be subrogated to the then existing rights of the Agent, if any, in respect of the Senior Liabilities until such time as the Agent shall have indefeasably received payment of the full amount of the Senior Liabilities.
     6. The Subordinated Creditor will not without the prior written consent of the Agent: (a) enforce or attempt to enforce any rights to collection of the Subordinated Liabilities or exercise any rights against assets of the Borrower in connection with the Subordinated Liabilities, (b) transfer, assign, or subordinate to any liabilities other than the Senior Liabilities, the Subordinated Liabilities or any rights in respect thereof, provided, that the Subordinated Liabilities may be transferred to a Subsidiary (as defined in the Credit Agreement) of the Subordinated Creditor, subject to receipt by the Agent of an acknowledgement by such Subsidiary of this Agreement in form and substance reasonably acceptable to the Agent; (c) take any collateral security for the Subordinated Liabilities; (c) convert the Subordinated Liabilities into any other form of debt of the Borrower, whether or not the Subordinated Creditor shall have the right to do so under the documents governing the Subordinated Liabilities, (d) amend any provisions of the documents governing the Subordinated Liabilities, or (e) commence, or join with any other creditor in commencing, any bankruptcy, reorganization or insolvency proceedings with respect to the Borrower.

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     7. The Subordinated Creditor hereby waives: (a) notice of acceptance by the Agent or the Banks of this Agreement; (b) notice of the existence or creation or non-payment of all or any of the Senior Liabilities; and (c) all diligence in collection or protection of or realization upon the Senior Liabilities or any thereof or any security therefor.
     8. This Agreement shall in all respects be a continuing agreement and shall remain in full force and effect (notwithstanding, without limitation, the death, incompetence or dissolution of the Subordinated Creditor or that at any time or from time to time all Senior Liabilities may have been paid in full).
     9. The Agent and the Banks have taken no action to induce the Subordinated Creditor to accept the Subordinated Liabilities, or extend credit constituting the Subordinated Liabilities, and the Subordinated Creditor has not relied, in any way, on the Agent or the Banks in its extension of the Subordinated Liabilities. The Subordinated Creditor has independent means of obtaining information concerning the affairs, financial condition and business of the Borrower and the Agent and the Banks shall have no duty or responsibility to provide the Subordinated Creditor with any credit or other information concerning the Borrower.
     10. The Agent and the Banks may, from time to time, at its sole discretion and without notice to the Subordinated Creditor, take any or all of the following actions: (a) retain or obtain a security interest in any property of the Borrower, or any other party granting such security interest to the Agent, to secure any of the Senior Liabilities, (b) retain or obtain the primary or secondary obligation of any other obligor or obligors with respect to any of the Senior Liabilities, (c) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Liabilities, increase the amount of the Senior Liabilities, amend or modify in any regard the Senior Credit Documents, or release or compromise any obligation of any nature of any obligor with respect to any of the Senior Liabilities, and (d) release any security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Senior Liabilities or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property.
     11. The Agent and the Banks may, from time to time, without notice to the Subordinated Creditor, assign or transfer any or all of the Senior Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Liabilities shall be and remain Senior Liabilities for the purposes of this Agreement, and every immediate and successive assignee or transferee of any of the Senior Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Senior Liabilities, be entitled to the benefits of this Agreement to the same extent as if such assignee or transferee were the Agent or a Bank.
     12. The Agent and the Banks shall not be prejudiced in their rights under this Agreement by any act or failure to act of the Borrower or the Subordinated Creditor, or any noncompliance of the Borrower or the Subordinated Creditor with any agreement or obligation, regardless of any knowledge thereof which the Agent or any Bank may have or with which the Agent or any Bank may be charged; and no action of the

23

Agent or any Bank permitted hereunder shall in any way affect or impair the rights of the Agent and the Banks and the obligations of the Subordinated Creditor under this Agreement.
     13. No delay on the part of the Agent or the Banks in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent or the Banks of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Agreement be binding upon the Bank except as expressly set forth in a writing duly signed and delivered on behalf of the Agent. For the purposes of this Agreement, Senior Liabilities shall include all obligations of the Borrower to the Agent and the Banks specified in the definition thereof, notwithstanding any right or power of the Borrower or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the agreements and obligations of the Subordinated Creditor hereunder.
     14. This Agreement shall be binding upon the Subordinated Creditor and upon the heirs, legal representatives, successors and assigns of the Subordinated Creditor; and, to the extent that the Borrower or the Subordinated Creditor is either a partnership or a corporation, all references herein to the Borrower and to the Subordinated Creditor, respectively, shall be deemed to include any successor or successors, whether immediate or remote, to such partnership or corporation. If more than one party shall execute this Agreement, the term “Subordinated Creditor” as used herein shall mean all parties executing this Agreement and each of them, and all such parties shall be jointly and severally obligated hereunder.
     15. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     16. THE SUBORDINATED CREDITOR AND THE AGENT EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     17. AT THE OPTION OF THE AGENT, THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE SUBORDINATED CREDITOR CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE

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EVENT THE SUBORDINATED CREDITOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS NOTE THE AGENT, AT ITS OPTION, SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
(signature page follows)

25

     IN WITNESS WHEREOF, this Agreement has been made and delivered at Minneapolis, Minnesota as of the date first above written.

OTTER TAIL CORPORATION
By:
Kevin G. Moug
Chief Financial Officer

Agreed and Accepted U.S. BANK NATIONAL ASSOCIATION
By:
Delton Steele
Vice President

(signature page to Subordination Agreement)

ACKNOWLEDGMENT BY THE BORROWER
     Varistar Corporation (the “Borrower”) hereby acknowledges receipt of a copy of the foregoing Subordination Agreement (the “Agreement”), waives notice of acceptance thereof by the Agent and agree to be bound by the terms and provisions thereof, to make no payments or distributions contrary to the terms and provisions thereof, and to do every other act and thing necessary or appropriate to carry out such terms and provisions. In the event of any violation of any of the terms and provisions of the Agreement, then, at the election of the Agent, any and all of the Senior Liabilities shall forthwith become due and payable and any and all agreements of the Banks to make loans, advances or other financial accommodations to the Borrower shall forthwith terminate, notwithstanding any provisions thereof to the contrary.
Dated as of: October 2, 2007

VARISTAR CORPORATION
By:
Kevin G. Moug
Chief Financial Officer

Schedule A
     Until occurrence and continuance of a Senior Default, the Borrower may pay (a) interest on the Subordinated Liabilities, and (b) principal on the Subordinated Liabilities as follows:
(i) Concurrently with the closing of the Credit Agreement and the making of the first Loans thereunder, the Borrower may pay principal to the Subordinated Creditor in an amount up to the outstanding principal, interest and other amounts payable by the Subordinated Creditor under that certain Credit Agreement, dated as of April 26, 2006, among the Subordinated Creditor, the Banks named therein and U.S. Bank National Association, as Agent; and
(ii) thereafter the Borrower may make to the Subordinated Creditor principal payments on the Subordinated Liabilities to the extent that such principal payments are included in the calculation of Fixed Charge Coverage Ratio under the Credit Agreement.

Exhibit F
Opinion of Counsel

October 2, 2007	Reply to Fargo office
Direct: 701-451-3567
To: The Banks party to the
Credit Agreement described herein
Bank of America, N.A.
Keybank National Association
Wells Fargo Bank, National Association
U.S. Bank, National Association
Ladies and Gentlemen:
     I have acted as counsel to Varistar Corporation, a Minnesota corporation (the “Company”), in connection with the transactions contemplated by that certain Credit Agreement, dated as of October 2, 2007, entered into among the Company, the Banks, as defined therein, and U.S. Bank National Association, as Agent (the “Credit Agreement”), and to the Material Subsidiaries as defined in the Credit Agreement (the “Material Subsidiaries”) in connection with that certain Guaranty dated as of October 2, 2007, entered into by each Material Subsidiary (the “Guaranty”). This opinion is being delivered to you pursuant to Section 6.1(e) of the Credit Agreement. Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Credit Agreement.
     In connection with this opinion, I have examined the following documents:
     (a) The Articles or Certificate of Incorporation of the Company and each Material Subsidiary;
     (b) The Bylaws of the Company and each Material Subsidiary;
     (c) Resolutions of the Board of Directors of each Material Subsidiary;
     (d) An executed copy of the Credit Agreement and the Guaranty; and
     (e) An executed copy of the Notes.

     I also have examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.
     In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures (other than the signatures of officers of the Company and each Material Subsidiary) and the conformity to authentic originals of all documents submitted to me as copies. I also have assumed the legal capacity for all purposes relevant hereto of all natural persons (other than officers of the Company and each Material Subsidiary) and, with respect to all parties to agreements or instruments relevant hereto other than the Company and each Material Subsidiary, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon representations and certificates of officers and other employees of the Company and each Material Subsidiary (known by me to have authority to make such representations and certifications on behalf of the Company and each Material Subsidiary) and certificates of public officials.
     Based on the foregoing, I am of the opinion that:
     (i) The Company and each Material Subsidiary are each a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and each is duly qualified and in good standing as a foreign corporation in all other jurisdictions in which its respective present operations or properties require such qualification, except where failure so to qualify or to be in good standing would not constitute an Adverse Event.
     (ii) The Company and each Material Subsidiary each has full corporate power and authority to (a) own and operate its properties and assets and carry on its business as presently conducted, as described in the Company’s Annual Report or Form 10-K for the year ended December 31, 2006, and (b) enter into and perform its obligations under the Loan Documents to which it is a party.
     (iii) The execution and delivery of the Loan Documents, the borrowing by the Company under the Credit Agreement and the performance by the Company and Guarantor of their respective obligations under the Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and the Loan Documents have been duly executed and delivered on behalf of the Company and each Material Subsidiary and the Loan Documents have been duly executed and delivered on behalf of the Company and each Material Subsidiary, as applicable and constitute valid and binding obligations of the Company and each Material Subsidiary, enforceable in accordance with their respective terms.
     (iv) There is no provision in (a) the Company’s or any Material Subsidiary’s Articles or Certificate of Incorporation or Bylaws, (b) any indenture, mortgage, contract or agreement to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary or its respective properties are bound, (c) any law, statute, rule or regulation or (d) any writ, order or decision of any court or governmental instrumentality binding on the Company or any Material Subsidiary which would be contravened by the execution, delivery or performance by the Company or any Material Subsidiary of the Loan Documents to which it is a party, except in the case of clauses (b) and (d) for any such contravention which would not constitute an Adverse Event.
     (v) There are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against the Company or any Material Subsidiary before any court or arbitrator or by or before any administrative agency or government authority, which, if adversely determined, could reasonably be expected to constitute an Adverse Event.
     The opinions expressed above are limited to the laws of the States of Minnesota and the federal laws of the United States and I express no opinion as to the laws of any other jurisdiction.
     The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.
Very truly yours,
George A. Koeck
General Counsel and Corporate Secretary

Exhibit G
Assignment and Assumption
ASSIGNMENT AND ASSUMPTION AGREEMENT
(VARISTAR Corporation)
     This Agreement, dated as of the date set forth in Item I (each reference to an “Item” herein shall be deemed to refer to such Item on Schedule I hereto), is made by the party named in Item II, (the “Assignor”) to the entity named in Item III (the “Assignee”).
WITNESSETH
     The Assignor has entered into a Credit Agreement dated as of October 2, 2007, as amended thereafter (the “Credit Agreement”) among VARISTAR CORPORATION (the “Borrower”), certain lenders including the Assignor (collectively, the “Bank Group”) and U.S. BANK NATIONAL ASSOCIATION, as Agent, under which the Assignor has agreed to make Revolving Loans and Term Loans, and to issue or participate in the risk of issuance of Letters of Credit, in each instance in amounts of up to those set forth in Item IV (such amount equals the original commitment of the Assignor and may have been, or may be, reduced or increased by other assignments by, or to, the Assignor, and will be reduced by the assignment under this Agreement) and the Bank Group has agreed to make Revolving Loans and Term Loans, and to issue or participate in the risk of issuance of Letters of Credit, in each instance in amounts of up to those set forth in Item V. Such Revolving Loans and Term Loans are sometimes called the “Loans” hereinafter; such Letters of Credit are sometimes called the “Letters of Credit” hereinafter; the Loans, the Bank’s participation in the Letters of Credit, and the Bank’s participation in any unreimbursed drawing under any Letter of Credit or any advance or loans made in connection with drawings under any Letter of Credit are sometimes called the “Advances” or each “Advance,, hereinafter. Unless the context clearly indicates otherwise, all other terms used in this Agreement shall have the meanings given them by, and shall be construed as set forth in the Credit Agreement.
     In consideration of the premises and the mutual covenants contained herein, the Assignor and the Assignee hereby covenant and agree as follows:
     1. Assignment and Assumption. Subject to the terms and conditions of this Agreement, the Assignor and the Assignee agree that:
(a) the Assignor hereby sells, transfers, assigns and delegates to the Assignee, in consideration of entry by the Assignee into this Agreement [and of Payment by the Assignee to the Assignor of the amount set forth in Item VI]; and
(b) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as expressly provided in this Agreement)

a share equal to the percentage set forth in Item VII (expressed as a percentage of the aggregate Advances and Commitments of the Bank Group) of the Assignor’s commitments, loans, participations, rights, benefits, obligations, liabilities and indemnities under and in connection with the Credit Agreement and all of the Advances, including without limitation the right to receive payment of principal, and interest on such percentage of the Assignor’s Advances, and the obligation to fund all future Advances and drawings under the Letters of Credit in respect of such assignment, and to indemnify the Agent or any other party under the Credit Agreement and to pay all other amounts payable by a Bank (in such percentage of the aggregate obligations of the Bank Group) under or in connection with the Credit Agreement.
     The interest of the Assignor under the Credit Agreement (including the portion of the Assignor’s Advances and all such commitments, loans, participations, rights, benefits, obligations, liabilities and indemnities) which the Assignee purchases and assumes hereunder is hereinafter referred to as its “Assigned Share”. The day upon which the Assignee shall make the payment described in the prior paragraph is hereinafter referred to as the “Funding Date”. Upon completion of the assignment hereunder, the Assignor will have the revised share of the total Loans and Commitments of the Bank Group set fort in Item VIII.
     2. Future Payments. The Assignor shall notify the Agent to make all payments with respect to the Assigned Share after the Funding Date directly to the Assignee. The Assignor and Assignee agree and acknowledge that all payment of interest, commitment fees, letter of credit commissions and other fees accrued up to, but not including, the Funding Date are the property of the Assignor, and not the Assignee. The Assignee shall, upon payment of any interest, commitment fees, letter of credit commissions or other fees, remit to the Assignor all of such interest, commitment fees, letter of credit commissions an other fees accrued u to, but not including, the Funding Date.
     3. No Warranty or Recourse. The sale, transfer, assignment and delegation of the Assigned Share is made without warranty or recourse against the Assignor of any kind, except that the Assignor warrants that it has not sold or otherwise transferred any other interest in the Assigned Share to any other party. The Assignor may, however, have sold and may hereafter sell Participations in, or may have assigned or may hereafter assign, portions of its interest in the Advances and the Credit Agreement that in the aggregate (together with the portion assigned hereby), do not exceed 100% of the Assignor’s interest in the Advances and the Credit Agreement.
     4. Covenants and Warranties. To induce the other to enter into this Agreement, each of the Assignee and the Assignor warrants and covenants with respect to itself that:
(a) Existence. It is, in the case of the Assignee, a                      organized under the laws of                      and it is, in the case of the Assignor, a                      duly existing under the laws of                     ;
(b) Authority. It is duly authorized to execute, deliver and perform this Agreement;

(c) No Conflict. The execution, delivery and performance of this Agreement do not conflict with any provision of law or of the charter or by-laws (or equivalent constituent documents) of such party, or of any agreement binding upon it; and
(d) Valid and Binding. All acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Agreement, and to constitute the same the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws.
     5. Covenants and Warranties by the Assignee. To induce the Assignor to enter into this Agreement, the Assignee warrants and covenants that (a) it is purchasing and assuming the Assigned Share in the course of making loans in the ordinary course of its commercial lending business, and (b) it has, independently and without reliance upon the Assignor, and based upon such financial statements and other documents and information as it has deemed appropriate, made its own credit analysis an decision to engage in this purchase and transfer of the Assigned Share. The Assignee acknowledges that the Assignor has not made and does not make any representations or warranties or assume any responsibility with respect to the validity, genuineness, enforceability or collectibility of the Advances, the Credit Agreement or any related instrument, document or agreement.
     6. Promissory Note. The Notes of the Assignor shall be delivered to the Agent or Borrower at such time and by such means as the Assignor and the Agent or Borrower shall agree, with the request by the Assignor that the Borrower issue new notes payable to the Assignor and to the Assignee to reflect the assignment of the Assigned Share hereunder.
     7. Payments to the Assignor. All amounts payable to the Assignor in U.S. Dollars shall be paid by transfer of federal funds to the Assignor, ABA No.           , Account No.           Attention:           Reference: [Borrower].
     8. Other Transactions. The Assignee shall have no interest in any property in the Assignor’s possession or control, or in any deposit held or other indebtedness owing by the Assignor, which may be or become collateral for or otherwise available for payment of the Advances by reason of the general description of secured obligations contained in any security agreement or other agreement or instrument held by the Assignor or by reason of the right of set-off, counterclaim or otherwise, except that if such interest is provided for in provisions of the Credit Agreement regarding sharing of set-off, the Assignee shall have the same rights as any other lender that is a party to the Credit Agreement. The Assignor and its affiliates may accept deposits from, lend money to, act as trustee under indentures for an generally engage in any kind of business with the Borrower, and any person who may do business with or own securities of the Borrower, or any of the Borrower’s subsidiaries. The Assignee shall have no interest in any property taken as security for any other loans or any other credits extended to the Borrower or any of its subsidiaries by the Assignor to the Borrower.

     9. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Assignor and the Assignee.
     10. Expenses. In the event of any action to enforce the provisions of this Agreement against a party hereto, the prevailing party shall be entitled to recover all costs and expenses incurred in connection therewith including, without limitation, attorneys’ fees and expenses, including allocable cost of in-house legal counsel and staff.
     11. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE 0F MINNESOTA.
     12. Amendments, Changes and Modifications. This Agreement may not be amended, changed, modified, altered, or terminated except by an agreement in writing signed by the Assignor and the Assignee or their permitted successors or assigns).
     13. Withholding Taxes. The Assignee (a) represents and warrants to the Assignor, the Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld by the Assignor with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Assignor, the Agent and the Borrower prior to the time that the Agent or Borrower is required to make any payment of principal, interest or fees hereunder either U.S. Internal Revenue Service Form W8ECI or W8BEN and agrees to provide new Forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
     14. Entire Agreement. This Agreement sets forth the entire understanding of the parties except for the consents contemplated hereby, and supersedes any and all prior agreements, arrangements, and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intent has been made by any party which is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not expressly set forth herein.
     15. Counterparts. This Agreement may be executed by the Assignor and the Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date and year first above written.

Address:	[Assignor]

By:

(print name)

Title:

Address:	[Assignee]

By:

(print name)

Title:

[Consents required to become effective as provided in Section 12.3 of the Credit Agreement:
Consented to this ___day
of                     , 20___.
U.S. Bank National Association, as Agent

By:

(print name)

Title:

Consented to this ___day
of                     , 20___.
VARISTAR CORPORATION, as Borrower

By:

(print name)

Title:		]

Schedule I
to
Assignment and Assumption

Item I:	Date of Assignment:

Item II:	Assigning Bank (the “Assignor”):

Item III:	Assignee (the “Assignee”):

Item IV:	Initial Total Commitment of the Assignor:

Revolving Loans:

Term Loans:

Letters of Credit:

Item V:	Bank Group’s Initial Total Commitment:

Revolving Loans:

Term Loans:

Letters of Credit:

Item VI:	Payment to the Assignor on Funding Date:

Item VII:	Percentage Assigned: %

(Expressed as a percentage of the total aggregate Commitments of the Bank Group, carry out to 10 decimal places; upon effectiveness of the Assignment as provide in the Credit Agreement, this will constitute the Assignee’s “Pro Rata Share”

Item VIII:	Revised Percentage of the Assignor: %

(carry out to 10 decimal places; upon effectiveness of the Assignment as provided in the Credit Agreement, this will constitute the Assignor’s “Pro Rata Share”)

Schedule 1.1(a)
Commitments and Percentages

Bank:	Initial Commitment:	Percentage:
U.S. Bank	$39,000,000	19.500000000%

Bank of America	$34,000,000	17.000000000%

Key Bank	$34,000,000	17.000000000%

Wells Fargo	$34,000,000	17.000000000%

JPMorgan Chase	$29,000,000	14.500000000%

Bank of the West	$20,000,000	10.000000000%

Union Bank of California	$10,000,000	5.000000000%

Total:	$200,000,000	100.000000000%

Schedule 1.1(b)
Material Subsidiaries
(as of date of this Credit Agreement)
BTD Manufacturing, Inc.
DMI Industries, Inc.
DMS Health Technologies, Inc.
DMS Imaging, Inc.
Foley Company
Idaho Pacific Holdings, Inc.
Midwest Construction Services, Inc.
Northern Pipe Products, Inc.
ShoreMaster, Inc.
Vinyltech Corporation
Idaho Pacific Corporation

Schedule 2.6
Existing Letters of Credit (Section 2.6)
Amount: $195,000
Beneficiary: Columbia Casualty
Expiry Date: 12/31/07
Applicant: DMS Imaging, Inc.
Amount: $1,470,000
Beneficiary: RLI Transportation
Expiry Date: 9/5/08
Applicant: E.W. Wylie Corporation
Amount: $600,000
Beneficiary: Great West Casualty Insurance Co.
Expiry Date: 8/31/08
Applicant: E. W. Wylie Corporation
Amount: $450,000
Beneficiary: Franklin REC
Expiry Date: 12/31/07
Applicant: Northern Pipe Products, Inc.
Amount: $650,000
Beneficiary: St. Paul Fire & Marine Insurance Company
Expiry Date: 6/30/08
Applicant: Varistar Corporation
Amount: $12,000,000
Beneficiary: SAFECO Insurance Company
Expiry Date: 9/1/08
Applicant: Varistar Corporation
Amount: $36,170
Beneficiary: Burns and McDonnell
Expiry Date: 10/27/07
Applicant: Foley Company

Schedule 7.6
Litigation and Contingent Liabilities (Section 7.6)
None

Schedule 7.11
Existing Liens (Sections 7.11 and 9.9)
     1. Varistar Corporation (“Varistar”) and its Subsidiaries have pledged their respective shares or membership interests in the following subsidiaries to U.S. Bank National Association:
1. BTD MANUFACTURING, INC.
2. DMI INDUSTRIES, INC.
3. NORTHERN PIPE PRODUCTS, INC.
4. AERIAL CONTRACTORS, INC.
5. MOORHEAD ELECTRIC, INC.
6. E.W. WYLIE CORPORATION
7. T.O. PLASTICS, INC.
8. DMS HEALTH TECHNOLOGIES, INC.
9. DMS IMAGING, INC.
10. DMS LEASING, INC.
11. VINYLTECH CORPORATION
2. Pledges of such shares and membership interests secure the following indebtedness:
(a) $799,278 Term Note issued by the Borrower to U.S Bank National Association (not as Agent under the Credit Agreement, but individually, called “USB”);
(b) $1,470,000 Facility for issuance of letters of credit by USB for the account of the Borrower or its Subsidiaries;
(c) $450,000 Facility for issuance of letters of credit by USB for the account of the Borrower or its Subsidiaries;
3. The following debt is also secured by collateral:
(a) $2,975 term loan by USB to DMI Industries, Inc. secured by certain real property and related assets; and

Schedule 7.15
Subsidiaries (Section 7.15)

		Number and Class of Shares Issued
	State of	and Owned by Varistar Corporation	Footnote
Company	Organization	or its Subsidiaries	Ref.
AC Equipment, Inc.	Minnesota	100 Shares Common	(3)
AWI Acquisition Company Limited	Prince Edward	1 Share Common	(6)
	Island
	Canada
Aerial Contractors, Inc.	North Dakota	10 Shares Common	(3)
AgraWest Investments Limited	Prince Edward	5,000,000 Shares Common	(7)
	Island	1,500,000 Shares Class A Preferred
	Canada	1,500,000 Shares Class B Preferred
		1,500 Shares Class C Preferred
Aviva Sports, Inc.	Minnesota	100 Shares Common	(5)
BTD Manufacturing, Inc.	Minnesota	200 Shares Common	(1)
Chassis Liner Corporation**	Minnesota	100 Shares Common	(1)
DMI Industries, Inc.	North Dakota	980 Shares Common	(1)
DMI Canada, Inc.	Canada	1 Share Common	(4)
DMS Health Technologies, Inc.	North Dakota	8,500 Shares Class A	(1)
		5,100 Shares Class B
DMS Imaging, Inc.	North Dakota	1,606 Shares Common Voting	(2)
DMS – Imaging Partners, LLC**	Delaware		(8)
DMS – Imaging Partners II, LLC**	Delaware		(8)
DMS Leasing Corporation**	North Dakota	2,500 Shares Common	(2)
E. W. Wylie Corporation	North Dakota	100 Shares Common	(1)
Foley Company	Missouri	50,000 Shares Common	(1)
Galva Foam Marine Industries, Inc.	Missouri	100,000 Shares Common	(5)
Idaho Pacific Holdings, Inc.	Delaware	10,002 Shares Class A Common (voting)	(1)
Idaho-Pacific Corporation	Idaho	400 Shares Common	(6)
Idaho-Pacific Colorado Corporation	Delaware	100 Shares Common	(6)
Lynk3 Technologies, Inc.	Minnesota	100 Shares Common	(3)
Midwest Construction Services, Inc.	Minnesota	100 Shares Common	(1)
Moorhead Electric, Inc.	Minnesota	80 Shares Common	(3)
Northern Pipe Products, Inc.	North Dakota	10,000 Shares Common	(1)
Shoreline Industries, Inc.	Minnesota	1,000 Shares Common	(5)
ShoreMaster, Inc.	Minnesota	100 Shares Common	(1)
ShoreMaster Costa Rica SRL	Costa Rica	50 quotas	(5)
St. George Steel Fabrication, Inc.**	Utah	1,000 Shares Common	(1)
T.O. Plastics, Inc.	Minnesota	100 Shares Common	(1)
Ventus Energy Systems, Inc.	Minnesota	100 Shares Common	(3)
Vinyltech Corporation	Arizona	100 Shares Common	(1)

(1)	Subsidiary of Varistar Corporation

(2)	Subsidiary of DMS Health Technologies, Inc.

(3)	Subsidiary of Midwest Construction Services, Inc.

(4)	Subsidiary of DMI Industries, Inc.

(5)	Subsidiary of ShoreMaster, Inc.

(6)	Subsidiary of Idaho Pacific Holdings, Inc.

(7)	Subsidiary of AWI Acquisition Company Limited

(8)	Subsidiary of DMS Imaging, Inc.

**	Inactive

Schedule 7.16
Partnerships/Joint Ventures (Section 7.16)
None

Schedule 9.7
Investments (Section 9.7)

08/31/2007
Canadian Bond — CLC (VSC)	4,387
CoBank (St Paul Bank for Coop’s) (VSC)	296,562
Other Miscellaneous (DMS)	26,502

Total Investments of Varistar and subsidiaries	$327,391

Schedule 9.8
Indebtedness (Section 9.8)

August 31	2007
Long-term debt
Varistar to U.S. Bank, due January 1, 2010	$799,278
Varistar to Growth Initiative Fund, due July 1, 2010	110,088
IPH conditional note to former shareholders	1,759,610
BTD to Alter Moneta Corp (Performance Tool acquisition) due April 19, 2009	166,898
DMI to U. S. Bank (PACE Loans)	56,204
NPP to City of Hampton, Iowa, Equipment Development Loan, due December 1, 2008	12,500
NPP to Franklin REC, Equipment Development Loan, due December 17, 2013	312,500
MCS to State Bank of Fargo, various vehicle loans (GMAC), various due dates	383,945
MCS to Ford Credit, vehicle loans, due August 30, 2008	8,001
IPH Capital lease (AgraWest Plant), due July 1, 2015	496,963
SMI Building Capital Lease, due December 31, 2029	3,419,255
DMI Kinetic Leasing (equipment lease), due June 30, 2011	54,800

Total long-term debt	$7,580,042

CERTIFICATE
     I,                     , do hereby certify that I am the duly elected and qualified Secretary and the keeper of the records and corporate seal of VARISTAR CORPORATION, a corporation organized and existing under the laws of the State of Minnesota and that the following is a true and correct excerpt from certain resolutions duly adopted at a meeting of the Board of Directors thereof, convened and held in accordance with law and the by-laws of said corporation, and that such resolutions are now in full force and effect, unamended, unaltered and unrepealed:
[Insert resolution provision permitting the Corporation to arrange $200,000,000 financing]
     I FURTHER CERTIFY THAT the following persons have been appointed or elected and are now acting as officers or employees of said corporation in the capacity set before their respective names, and are authorized to enter into that certain Credit Agreement, to be dated as of October 2, 2007, among this Corporation, the Banks and Agents named therein, and U.S. Bank National Association, as Agent and Lead Arranger:
     NAME          TITLE          SIGNATURE

     I FURTHER CERTIFY THAT the Articles of Incorporation attached hereto as Exhibit A and the Bylaws attached hereto as Exhibit B are, respectively, true, complete and correct copies of this Corporation’s Articles of Incorporation, duly filed with the Secretary of State of the state of Minnesota, and the Bylaws of this Corporation, which Articles and Bylaws have been duly adopted by this Corporation and are presently in full force and effect.
     IN WITNESS WHEREOF, I have subscribed my name as Secretary as of October 2, 2007.

Secretary
VARISTAR CORPORATION